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Exhibit (a)(1)(a)

SEEBEYOND TECHNOLOGY CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the SeeBeyond Technology Corporation
1998 Stock Plan covering securities
that have been registered under the Securities Act of 1933.

November 18, 2002

SEEBEYOND TECHNOLOGY CORPORATION
Offer to Exchange Certain
Outstanding Options for New Options

        This offer and withdrawal rights expire at 5:00 p.m., Pacific Time, on December 17, 2002, unless we extend the offer.

        You may exchange your outstanding options to purchase shares of our common stock with exercise prices above $6.00 per share, whether vested or unvested, for new stock options. You are eligible to participate in the exchange offer if you are an employee of SeeBeyond Technology Corporation (referred to as "SeeBeyond," "we," or "us") on the date hereof. Our directors and executive officers are not eligible to participate in the exchange offer.

        Your new options will entitle you to purchase a certain number of shares of SeeBeyond common stock. The number of shares of SeeBeyond common stock that you will be entitled to purchase will depend on the exercise price of your exchanged options. If your exchanged option entitled you to purchase stock with an exercise price from $6.01 per share through and including $7.50 per share, it will be replaced with a new option covering 1 share for every 2 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price from $7.51 per share through and including $12.00 per share, it will be replaced with a new option covering 1 share for every 3 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price of $12.01 per share or greater, it will be replaced with a new option covering 1 share for every 5 shares covered by the exchanged option. All options granted since May 17, 2002 must be exchanged as a condition to participation in this offer and if such an option has an exercise price equal to or less than $6.00 per share, it will be replaced with a new option covering 1 share for every 1 share covered by the exchanged option. Fractional shares will be rounded up to the nearest whole share. The number of shares underlying your new option will also be adjusted for stock splits, reverse stock splits, stock dividends and other similar events. The exercise price per share of all new options will be equal to 100% of the fair market value of our common stock on the date of the new grant. All new options will be granted under the 1998 Stock Plan.

        We will grant the new options on the first business day that is 6 months and 1 day after the date on which we cancel the options accepted for exchange. We refer to this date as the new option grant date. We expect the new option grant date to be June 19, 2003. Each new option will be subject to a new vesting schedule that will begin on the new option grant date. Each new option will be 50% vested on the one-year anniversary of the new option grant date, and will vest as to 4.166% of the shares covered by the option on each subsequent month following the one-year anniversary of the new option grant date such that each new option would be fully vested on the two-year anniversary of the new option grant date.

        Our common stock is traded on the Nasdaq National Market under the symbol "SBYN." On November 15, 2002, the closing price of our common stock as reported on the Nasdaq National Market was $2.02 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

        See "Risks of Participating in the Offer" beginning on page 10 for a discussion of risks that you should consider before tendering your eligible options.

IMPORTANT

        If you wish to exchange your options, you must complete and sign the election form by following its instructions, and fax or hand deliver it to James Thomson, Director of Corporate Operations, at fax number (626) 408-3378 before 5:00 p.m., Pacific Time, on December 17, 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange. Any representation to the contrary is a criminal offense.

        You should direct questions about the offer to Mark Magarian, SeeBeyond Technology Corporation, 181 West Huntington Drive, Monrovia, California 91016, telephone number (626) 408-3070. Any requests for additional copies of this offer to exchange and the other option exchange program documents should be directed to James Thomson at (626) 408-3111.

Offer to Exchange dated November 18, 2002.

        You should rely on the information contained in this offering circular. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this offering circular is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offering circular. This offering circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
RISKS OF PARTICIPATING IN THE OFFER		10
THE OFFER		23
1.	Eligibility.	23
2.	Number of options; expiration date.	23
3.	Purpose of the offer.	24
4.	Procedures for electing to exchange options.	25
5.	Withdrawal rights and change of election.	27
6.	Acceptance of options for exchange and issuance of new options.	28
7.	Conditions of the offer.	29
8.	Price range of shares underlying the options.	31
9.	Source and amount of consideration; terms of new options.	31
10.	Information Concerning SeeBeyond.	36
11.	Interests of directors and officers; transactions and arrangements concerning the options.	36
12.	Status of options acquired by us in the offer; accounting consequences of the offer.	38
13.	Legal matters; regulatory approvals.	38
14.	Material U.S. federal income tax consequences.	39
15.	Material income tax consequences and certain other considerations for non-U.S. employees.	41
16.	Extension of offer; termination; amendment.	58
17.	Fees and expenses.	59
18.	Additional information.	59
19.	Financial statements.	60
20.	Miscellaneous.	60

SCHEDULE A	Information Concerning the Directors and Executive Officers of SeeBeyond Technology Corporation	A-1
SCHEDULE B	Financial Statements of SeeBeyond Technology Corporation	B-1

i

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the offer. You should carefully read this entire offer to exchange, the accompanying letter from our Founder and Chief Executive Officer, James T. Demetriades, dated November 18, 2002, the election form and the withdrawal form. The offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents. We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

Q1.	What is the offer?
A1.
The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options granted by us with exercise prices greater than $6.00 per share for new options after a 6 month and 1 day waiting period. We expect to make the new grants on June 19, 2003. The new options will have an exercise price equal to the fair market value of our common stock on that date. (Sections 1 and 9)
Q2.	Why are we making the offer?
A2.
We believe that granting stock options motivates our employees to perform at high levels and provides an effective means of recognizing employee contributions to our success. This offer enables us to provide eligible employees a valuable incentive to stay with us. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. These options are commonly referred to as being "underwater." By making this offer to exchange eligible options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value. (Section 3)
Q3.	What securities are we offering to exchange?
A3.
We are offering to exchange all outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have an exercise price greater than $6.00 per share. All new options will be granted under our 1998 Stock Plan. If you elect to participate in the offer, then you must also exchange all options that we have granted to you since May 17, 2002, even if those options have exercise prices of $6.00 or less per share and would not otherwise be eligible for exchange. Options granted since May 17, 2002 that have exercise prices at or below $6.00 per share will be exchangeable on a one share-for-one share basis. (Section 2)
Q4.	Who is eligible to participate?
A4.
You are eligible to participate in the offer only if you are an employee of SeeBeyond as of November 18, 2002 and you remain an employee of SeeBeyond or one of our subsidiaries through the expiration date. However, members of our board of directors and all of our executive officers, as listed on Schedule A to this offer to exchange, are not eligible to participate. (Section 1)

To receive a new option, you must remain an employee of SeeBeyond or one of our subsidiaries through the date on which the new options are granted, which will be the first business day that is at least 6 months and 1 day after the cancellation date. We refer to this date as the new option grant date. If we do not extend the offer, the new option grant date will be June 19, 2003. (Section 1)

Q5.	Are employees outside of the United States eligible to participate?
A5.

Yes. All otherwise eligible employees may participate. That means that persons who are employees as of the date hereof who live and work in Australia, Belgium, Canada, France, Germany, Italy, Japan, Korea, The Netherlands, New Zealand, Singapore, Spain, Sweden, Switzerland or the United Kingdom are eligible to participate. (Section 2)

Please be sure to read the appropriate section of this offer to exchange dealing with the applicable tax consequences of the exchange in the various countries outside the United States. (Section 15)

For optionees who live and work in The Netherlands or in Switzerland, the exercise payment method of any new options granted under the terms of this offer will be restricted to a cashless sell-all method of exercise. (Section 15)

For optionees who live and work in Italy, the exercise price will be the higher of 100% of the fair market value on the new option grant date and the average of the closing prices during the 30 days preceding the new option grant date. (Section 15)
Q6.	When does this offer end?
A6.
This offer ends at 5:00 p.m., Pacific Time, on December 13, 2002. We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open. If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires. (Section 2)
Q7.	How many new options will you receive in exchange for your options that you elect to exchange?
A7.

The number of shares of SeeBeyond common stock that you will be entitled to purchase will depend on the exercise price of your exchanged options. If your exchanged option entitled you to purchase stock with an exercise price from $6.01 per share through and including $7.50 per share, it will be replaced with a new option covering 1 share for every 2 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price from $7.51 through and including $12.00, it will be replaced with a new option covering 1 share for every 3 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price of $12.01 or greater, it will be replaced with a new option covering 1 share for every 5 shares covered by the exchanged option. Options that have exercise prices of $6.00 or less per share and which must be exchanged as a condition to participation in the offer because they were granted on or after May 17, 2002 will be replaced with a new option covering 1 share for every 1 share covered by the exchanged option. Options that have exercise prices above $6.00 per share and which must be exchanged as a condition to participation in the offer because they were granted on or after May 17, 2002 will be replaced according to the exchange ratios detailed above. Fractional shares will be rounded up to the nearest whole share. The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. (Section 2)

 Example 1

If the option you elect to exchange has an exercise price of $6.75 per share and covers 1,000 shares of our common stock, your new option will cover 500 shares of our common stock.

 Example 2

If the option you elect to exchange has an exercise price of $10.00 per share and covers 218 shares of our common stock, your new option will cover 73 shares of our common stock.

 Example 3

If the option you elect to exchange has an exercise price of $12.00 per share or greater and covers 1,000 shares of our common stock, your new option will cover 200 shares of our common stock.

All new options will be granted under our 1998 Stock Plan. All new options will be subject to a new option agreement between you and us. You must sign the new option agreement before receiving your new options. (Section 2)

Q8.	Why isn't the exchange ratio simply one-for-one?
A8.
Our stock option program must balance the interests of both employees and stockholders. The exchange ratios noted above will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (Section 3)
Q9.	What are the conditions to the offer?
A9.
Participation in the offer is completely voluntary. The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any or no reason. (Section 7)
Q10.	Are there any eligibility requirements that you must satisfy after the expiration date to receive the new options?
A10.
To receive a grant of new options, you must be employed by us or one of our subsidiaries through the new option grant date. (Section 1)

As discussed below, we will grant your new options to you on the first business day that is at least 6 months and 1 day after the cancellation date. If, for any reason, you do not remain employed by SeeBeyond or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with SeeBeyond or one of our subsidiaries remains "at will" and can be terminated by you or SeeBeyond or one of our subsidiaries at any time, with or without cause or notice. (Section 1)
Q11.	When will you receive your new options?
A11.
We will send you a promise to grant stock option promptly after the date on which we accept and cancel the options elected to be exchanged. The promise to grant stock option represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by SeeBeyond or one of our subsidiaries through the new option grant date.

We will grant the new options on the new option grant date. The new option grant date will be the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. We expect that the new option grant date will be June 19, 2003. Our board of directors has selected this date as the actual grant date for the new options. We will not grant the new options before the new option grant date. (Section 6)
Q12.	When will the options you elect to exchange be cancelled?
A12.
The options you elect to exchange will be cancelled on the first business day following the expiration date of this offer. We refer to this date as the cancellation date. If we do not extend the offer, the cancellation date will be December 18, 2002. Therefore, the new options will be granted on June 19, 2003. (Section 6)

Q13.	Why won't you receive your new options immediately after the expiration date of the offer?
A13.
Published rules of the Financial Accounting Standards Board generally require lower-priced options granted within the 6 months before the commencement of an offer to cancel options and the 6 months after the cancellation of options to be treated as a variable expense to earnings. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense if we issued new options immediately. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards. (Section 12)
Q14.	If you elect to exchange options in the offer, will you be eligible to receive other option grants before you receive your new options?
A14.
No. If you accept the offer, you cannot receive any other option grants before you receive your new options. We will defer granting you these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Section 6)
Q15.	Is this a repricing?
A15.
No. The Financial Accounting Standards Board has adopted rules that result in unfavorable accounting consequences for companies that reprice options. If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options. (Section 12)
Q16.	Why can't we just grant you additional options?
A16.
Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share. Conducting an option exchange allows us to retire the options we accept for exchange, thereby replenishing our option pool and allowing us to grant new options on the new option grant date. Additionally, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires. (Section 3)
Q17.	Will you be required to give up all of your rights under the cancelled options?
A17.
Yes. Once we have accepted options that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer. We expect the cancellation date to be December 18, 2002. (Section 6)
Q18.	What will the exercise price of the new options be?
A18.
The exercise price per share of the new options will be 100% of the fair market value of our common stock on the new option grant date, which would be the closing price reported by the Nasdaq National Market for our common stock on the new option grant date, which is expected to be June 19, 2003. (Section 9)

However, if you are a tax resident of Italy, the exercise price will be the higher of 100% of the fair market value on the new option grant date and the average of the closing prices during the 30 days preceding the new option grant date. (Section 15)

We cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. (Section 9)

Q19.	When will the new options vest?
A19.

Each new option will vest based on a new 2-year vesting schedule that will begin on the new option grant date. The new vesting schedule will be as follows:

•    50% of the shares subject to the new option will be vested on the one-year anniversary of the new option grant date, and

•    4.166% of the shares subject to the new option will vest on each subsequent month following the one-year anniversary of the new option grant date, such that each new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date. (Section 9)

For example, a new option to purchase 1,200 shares of our common stock granted on the scheduled new option grant date of June 19, 2003 will vest as follows:

•    600 of the shares subject to the new option will be vested on June 19, 2004, and

• an additional 50 shares subject to the new option will vest on the 19th day of each successive month from July 19, 2004 through June 19, 2005.
Q20.	What if another company acquires us in a merger or stock acquisition?
A20.

Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the acquiring company will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new option will have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. As a result of this adjustment, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition. (Section 9)

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of SeeBeyond would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not SeeBeyond common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their SeeBeyond common stock before the effective date. (Section 9)

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your cancelled options. (Section 9)

Q21.	Are there circumstances under which you would not be granted new options?
A21.
Yes. If, for any reason, you are no longer an employee of SeeBeyond or one of our subsidiaries on the new option grant date, you will not receive any new options. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with SeeBeyond or one of our subsidiaries will remain "at-will" regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law. For example, we could become prohibited from granting new options as a result of changes in Securities and Exchange Commission (SEC) rules, regulations or policies or Nasdaq listing requirements, or the laws of a non-U.S. jurisdiction that we cannot currently foresee. We do not anticipate any such prohibitions at this time. (Section 13)
Q22.	If you elect to exchange an eligible option, do you have to elect to exchange all of the shares covered by that option?
A22.

Yes. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of any option that you have partially exercised. Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares at $20.00 per share, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an eligible option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

•    your first option covering 300 remaining unexercised shares,

•    your second option covering 1,000 shares,

•    your third option covering 2,000 shares,

•    two of your three options,

•    all three of your options, or

•    none of your options.

These are your only choices in the above example. You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (Section 2)

If you elect to exchange any of your options, then you must elect to exchange all of the options that we granted to you since May 17, 2002, even if those options are not otherwise eligible for exchange. For example, if you received an option grant in January 2000 and a grant in June 2002 and you want to exchange your January 2000 option grant, you also would be required to exchange your June 2002 option grant, regardless of its exercise price. This includes all options granted to you between the commencement of this offer on November 18, 2002 and the expiration date. (Section 2)

Q23.	What happens to options that you choose not to exchange or that are not accepted for exchange?
A23.
Options that you choose not to exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until they expire by their terms. (Section 6)

You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option. (Section 14)
Q24.	Will you have to pay taxes if you exchange your options in the offer?
A24.
If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. (Section 14)

If you are a tax resident of a country other than the United States, the tax consequences of participating in this offer may be different for you. Please be sure to read the section of this offer to exchange that discusses the potential tax consequences in the country in which you are subject to tax. (Section 15)

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer. If you are a resident of, or subject to the tax laws in the United States, Australia, Belgium, Canada, France, Germany, Italy, Japan, Korea, The Netherlands, New Zealand, Singapore, Spain, Sweden, Switzerland or the United Kingdom, but are also subject to the tax laws in another country, including one of the countries listed above, you should be aware that there might be other tax and social insurance consequences that may apply to you.
Q25.	Will your new options be incentive stock options or nonstatutory stock options for U.S. income tax purposes?
A25.
For residents of the United States, all the new options granted in exchange for old options will be granted as incentive stock options for purposes of the U.S. Internal Revenue Code, but only to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial advisor. (Sections 9 and 14)

Q26.	When will your new options expire?
A26.	Your new options will expire 10 years from the date of grant, or earlier if your employment with SeeBeyond or one of our subsidiaries terminates. (Section 9)
Q27.	Can the offer be extended, and if so, how will we notify you if the offer is extended?
A27.
The offer expires at 5:00 p.m., Pacific Time, on December 17, 2002, unless we extend it. We may, in our discretion, extend the offer at any time, but we do not currently expect to do so. If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date of the offer. (Section 2)
Q28.	How do you elect to exchange your options?
A28.
If you elect to exchange your options, you must deliver, before 5:00 p.m., Pacific Time, on December 17, 2002, or such later date and time as we may extend the expiration of the offer, a properly completed and executed election form via facsimile (fax # (626) 408-3378) or by hand to James Thomson, Director of Corporate Operations at SeeBeyond. To assist you in properly filling out the election form, we will provide you with a list of your option grants. This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions described in the stock option exchange program documents, we will accept all other properly tendered options promptly after the expiration of the offer. (Section 4)
Q29.	During what period of time may you withdraw options that you previously elected to exchange?
A29.
You may withdraw any options that you previously elected to exchange at any time before the offer expires at 5:00 p.m., Pacific Time, on December 17, 2002. If we extend the offer beyond that time, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer. To withdraw some or all of your options, you must deliver to James Thomson via facsimile (fax # (626) 408-3378) or by hand a signed withdrawal form, with the required information completed, before the expiration date. If you withdraw options, you may re-elect to exchange them only by delivering a new election form. The new election form must list all the options you want to exchange.

Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 15, 2003, you may withdraw your options. (Section 5)
Q30.	Can you change your election regarding options you have elected to exchange?
A30.
Yes, you may change your election to exchange any particular options at any time before the offer expires at 5:00 p.m., Pacific Time, on December 17, 2002. If we extend the offer beyond that time, you may change your election to exchange options at any time until the extended offer expires. In order to change your election to include options that you had not previously tendered, you must deliver to James Thomson a new election form via fax (fax # (626) 408-3378) or by hand. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form. To withdraw from the exchange offer some or all of the options you previously tendered, you must deliver to us a signed and dated withdrawal form, with the required information, before the offer expires. For more information on withdrawing your options, please see Q&A 29 above. (Section 5)

Q31.	Why do you have to cancel options granted after May 17, 2002, if you choose to participate?
A31.
Under current accounting rules, options that we granted during the 6-month period before this offer commenced and the 6-month period after cancellation of the tendered options could be viewed as "replacement" options for the cancelled grants. As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for these replacement option grants. (Section 12)
Q32.	Are we making any recommendation as to whether you should exchange your eligible options?
A32.
No. We are not making any recommendation as to whether you should accept the offer to exchange your options. You must make your own decision as to whether or not to accept the offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Section 3)
Q33.	Who can you talk to if you have questions about the offer, or if you need additional copies of the offer documents?
A33.
For additional information or assistance, you should contact:

Mark Magarian
Senior Vice President, Human Resources
SeeBeyond Technology Corporation
181 West Huntington Drive
Monrovia, CA 91016
(626) 408-3070 (Section 10)

RISKS OF PARTICIPATING IN THE OFFER

        Participation in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 30, 2001 and in our quarterly reports on Form 10-Q for the fiscal quarters ended March 30, 2002, June 30, 2002 and September 30, 2002, filed with the Securities and Exchange Commission (SEC) highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States and various countries outside the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

        In addition, this offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including the acceptance of our products and services by customers, the level of demand for our products and services from new customers as well as existing customers, delays in new product introductions by us or our competitors, the timing and amount of information technology-related spending, the general state of the economy, unpredictable and lengthy sales cycles, dependence on revenues from a single software suite, dependence on the success of the SeeBeyond's relationships with system integrators and other partners, the impact of competition in the market for eBusiness and Applications Integration software, including competitive pricing pressures, and other factors described below.

        The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as the Management Discussion and Analysis of Financial Condition and Results of Operations contained in our most recent 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof. SeeBeyond disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange.

        For example, if you cancel options with an exercise price of $7.00 per share, and the price of our common stock increases to $10.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If you participate in the offer, you will be ineligible to receive any additional option grants until June 19, 2003, at the earliest.

        Employees generally are eligible to receive option grants at any time that we choose to make such grants. However, if you participate in the offer, you will not be eligible to receive any additional option grants until June 19, 2003, at the earliest.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

        A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates before we grant the new options, including as the result of a reduction-in-force or another company's acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

        Once we cancel the options that you elect to exchange, all of your rights under the options terminate. Accordingly, if your employment with SeeBeyond terminates for any reason, including as the result of a reduction-in-force or another company acquiring SeeBeyond, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

        Our revenues depend on the health of the economy and the growth of our customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including, but not limited to, another reduction-in-force. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

        If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date. If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

Tax-Related Risks

Tax-Related Risks for U.S. Employees

Your new option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

        For United States residents, all new options will be granted as incentive stock options for purposes of the U.S. Internal Revenue Code, but only to the extent they qualify as incentive stock options under the U.S. tax laws on the date of grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this $100,000 limit and the excess will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth in the prospectuses for the 1998 Stock Plan.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

        We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

Tax-Related Risks for Tax Residents of Non-U.S. Countries.

        If you are a resident of France, Italy, Germany, Spain, Sweden, New Zealand or the United Kingdom, you will not be subject to income tax at the time of the option exchange or at the time of grant of the new options. Included as part of this offer are short summaries of the general income tax consequences of the option exchange in countries other than the United States. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. You should review the summaries carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

        If you are a resident of Australia, Belgium, Canada, Italy, Japan, Korea, the Netherlands, Singapore or Switzerland, see below for the possible tax risks and other considerations related to participating in this offer.

Tax-Related Risks for Residents of Australia

        Under general tax principles in Australia, the voluntary relinquishment of your existing option in exchange for the right to receive a new option will give rise to a taxable amount (which may be nil in certain circumstances). This occurs because the cancellation of an existing option will constitute a disposal of the option in exchange for the right to receive a new option ("New Right") at a later date.

        When you tender your existing option for cancellation, you likely will be taxed on the market value of the existing option as at the date of cancellation of the existing option. The market value of the existing option will depend on whether you made an election to be taxed on the existing option in the income year of receipt of the existing option. If you did not elect to be taxed in the income year of receipt of the existing option, and if the market value of the underlying shares of the existing option at the time of relinquishment is less than 50% of the exercise price, the market value of the existing option will be nil. In these circumstances, no taxation will be payable on the cancellation of the existing options. If you did elect to be taxed in the income year of receipt of the existing option, the market value of the existing option as at the date of cancellation will be determined under the capital gains tax provisions.

        Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of Belgium

        Under general tax principles in Belgium, we believe that you will not be subject to tax as a result of the cancellation of an existing option for the right to receive a new option if you elect to participate in the offer. However, you will be subject to tax when the new options are granted to you. This means that if you paid tax at the time your existing options were granted to you and you decide to participate in the offer, you also will be subject to tax on the new options. In effect, you will likely face double taxation if you receive new options. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of Canada

        Under general tax principles in Canada, the income tax treatment at the time of the cancellation of an existing option for the right to receive a new option if you elect to participate in the offer is uncertain. It is possible that the Canada Customs and Revenue Agency could treat the exchange as (1) a tax-neutral exchange of options, (2) a taxable exchange of employee stock options, or (3) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated options whereby the tender is viewed as a disposition for no consideration). However, we believe that it is likely that you will not be subject to tax solely by virtue of participating in the offer although you will be subject to tax when the new options are later exercised. We recommend that you consult with your tax advisor with respect to the tax implications of participating in the offer. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of Italy

        If you tender your existing options for cancellation, any new options which may be granted to you may have an exercise price that will be the higher of the closing price of the underlying shares on the grant date of the new options and the average of the official stock exchange prices during the month preceding the grant date of the new options. We will use our best efforts to grant the new options on this basis so that they can qualify for the "fair market value plan" exemption under Italian tax law. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of Japan

        Under general tax principles in Japan, we believe it is unlikely that you will be subject to income tax as a result of the cancellation of an existing option for the right to receive a subsequent grant of a new option if you elect to participate in the offer. However, this result is not completely certain. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of Korea

        Under general tax principles in Korea, we believe it is unlikely that you will be subject to income tax as a result of the cancellation of an existing option for the right to receive a subsequent grant of a new option if you elect to participate in the offer. However, this result is not completely certain. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of The Netherlands

        Under general tax principles in The Netherlands, we believe that you will not be subject to tax as a result of the cancellation of an existing option for the right to receive a new option if you elect to participate in the offer. However, this result is not certain. It is also possible that the tender of your options for cancellation could trigger an additional tax liability if the cancellation occurs within three years of the date you accepted those options. The amount and method of calculation of such tax liability is uncertain. In addition, you may have already paid tax or be required to pay tax on the portion of your existing options that has vested. It is our understanding that the amount of any taxes paid or payable on account of the existing options would not be recoverable nor credited against any future tax you will be required to pay in connection with the new options granted to you pursuant to the terms of the offer. In addition, in order to defer the taxation of your new options until the time of exercise, the grant of the new options will be conditioned on your execution of an agreement to limit your method of exercise to a mandatory cashless exercise (same day sale). Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of Singapore

        Under general tax principles in Singapore, it is possible that Inland Revenue may view the cancellation of an existing option as a taxable release. Therefore, you may be subject to income tax as a result of the exchange of an existing option for the right to receive a new option if you elect to participate in the offer. Additionally, you may be subject to income tax when the new options are granted to you if the new options are considered obtained by reason of the release of an existing right. However, we believe that you will likely not be subject to tax solely as a result of your participation in the offer but rather that you will be taxed when you exercise your new options. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Tax-Related Risks for Residents of Switzerland

        Under general tax principles in Switzerland, you may be subject to tax as a result of the cancellation of an existing option for the right to receive a new option if you elect to participate in the offer. Specifically, you may be subject to tax if there is a positive difference between the value any new options granted to you and the value of the existing options cancelled pursuant to the offer. Furthermore, if the existing options were already subject to tax at grant, accepting this offer and receiving a new option grant will give rise to double taxation (i.e., the tax which you paid or may be required to pay upon the grant of your existing options cannot be credited against any taxes that will be payable in connection with any new options which may be granted to you). Because the tax treatment is not certain, we recommend you consult with your tax advisor before deciding whether to participate in the offer. In addition, in order to defer the taxation of your new options until the time of exercise, the grant of the new options will be conditioned on your execution of an agreement to limit your method of exercise to a mandatory cashless exercise (same day sale). Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the offer. We strongly recommend that you consult with your personal tax advisor prior to participating in the offer.

Business-Related Risks

A continued downturn in the general economy or a continuation of the industry trend toward reducing or delaying additional information technology spending due to cost-cutting pressures and tightening capital spending budgets could reduce demand for our products and services.

        We rely significantly upon customers making large information technology purchasing decisions as a source of revenue. From 2001 through the first nine months of 2002, we have experienced a general slow-down in the level of capital spending by some of our customers due to the general economic downturn, which has adversely affected our revenues. This slow-down in capital spending, if sustained in future periods, could result in reduced sales or the postponement of sales to our customers, particularly in higher margin license sales. There can be no assurance that the level of spending on information technology in general, or on business integration software by our customers and potential customers in particular, will increase or remain at current levels in future periods. Lower spending on information technology could result in reduced license sales to our customers, reduced overall revenues, diminished margin levels, and could impair our operating results in future periods.

We have a large accumulated deficit, we may incur future losses and we may not achieve or maintain profitability.

        We have incurred substantial losses since 1998 as we increased funding of the development of our products and technologies and expanded our sales and marketing organization. As of September 30, 2002, we had an accumulated deficit of $114.8 million. We may continue to incur losses in future periods and we may not achieve or maintain profitability on a quarterly or annual basis.

Our operating results fluctuate significantly, and an unanticipated decline in revenues or gross margin may disappoint securities analysts or investors and result in a decline in our stock price.

        Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. We believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

        Our revenues and operating results depend upon the volume and timing of customer orders and payments and the date of product delivery. Historically, a substantial portion of our revenues in a given quarter has been recorded in the final month of that quarter, with a concentration of these revenues in the last two weeks of the final month. We expect this trend to continue and, therefore, any failure or delay in the closing of orders would have a material adverse effect on our quarterly operating results. Since our operating expenses are based on anticipated revenues and because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenues from one or more license transactions could cause significant variations in operating results from quarter to quarter and cause a decline in our stock price. We realize substantially higher gross margins on our license revenues compared to our services and maintenance revenues. Thus, our margins for any particular quarter will be highly dependent on our revenue mix in that quarter. In our international markets, we have experienced some seasonality of revenues, with lower revenues in the summer months. Although this seasonality has not had a material impact on our operating results in the past, we cannot assure you that our operating results will not fluctuate in the future as a result of these and other international trends.

        We record as deferred revenue payments from customers that do not meet our revenue recognition policy requirements. Since only a small portion of our revenues each quarter is recognized from deferred revenue, our quarterly results depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts may not result in revenues in the quarter in which the contract was signed, and we may not be able to predict accurately when revenues from these contracts will be recognized. If our operating results are below the expectations of securities analysts or investors for these or other reasons, our stock price would likely decline, perhaps substantially.

We experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter.

        Our products are often used by our customers throughout their organizations to address critical business problems. Customers generally consider a wide range of issues before committing to purchase our products, including product benefits, the ability to operate with existing and future computer systems, the ability to accommodate increased transaction volumes and product reliability. Many customers are addressing these issues for the first time when they consider whether to buy our products and services. As a result, we or other parties, including systems integrators, must educate potential customers on the use and benefits of our products and services. In addition, the purchase of our products generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products and approval at a number of management levels within a customer's organization. Our sales cycle may vary based on the industry in which the potential customer operates and is difficult to predict for any particular license transaction. The length and variability of our sales cycle makes it difficult to predict whether particular sales will be concluded in any given quarter. If one or more of our license transactions are not consummated in a given quarter, our revenue levels and results of operations for that quarter may be negatively impacted.

Our operating results are highly dependent on license revenues from one software suite, and our business could be materially harmed by factors that adversely affect the pricing and demand for this software suite.

        Substantially all of our license revenues have been, and are expected to continue to be, derived from the license of our Business Integration Suite. Accordingly, our future operating results will depend on the demand for our Business Integration Suite by future customers, including new and enhanced releases that are subsequently introduced. Our latest version of e*Gate Integrator version 4.5, was launched in June 2001. If our competitors release new products that are superior to our Business Integration Suite in performance or price, or if we fail to enhance our Business Integration Suite and introduce new products in a timely manner, demand for our products may decline, and we may have to reduce the pricing of our products. A decline in demand or pricing for our Business Integration Suite as a result of these or other factors would significantly reduce our revenues.

        In the past, we have experienced delays in the commencement of commercial releases of our Business Integration Suite. To date, these delays have not had a material impact on our revenues. In the future, we may fail to introduce or deliver new products on a timely basis. If new releases or products are delayed or do not achieve market acceptance, we could experience customer dissatisfaction or a delay or loss of revenues. For example, the introduction of new enterprise and business applications requires us to introduce new e*Way adapters to support the integration of these applications. Our failure to introduce these or other modules in a timely manner could cause our revenues and market share to decline. In addition, customers may delay purchases of our products in anticipation of future releases. If customers defer material orders in anticipation of new releases or new product introductions, our revenues may decline.

        Moreover, as we release enhanced versions of our products, we may not be successful in upgrading our customers who purchased previous versions of our Business Integration Suite to the current version. We also may not be successful in selling add-on modules for our products to existing customers. Any failure to continue to upgrade existing customers' products or sell new modules, if and when they are introduced, could negatively impact customer satisfaction and our revenues.

Our revenues will likely decline if we do not develop and maintain successful relationships with our systems integration partners and other partners, who also have relationships with our competitors.

        We have entered into agreements with a number of systems integrators for them to install and deploy our products and perform custom integration of systems and applications. These systems integrators also engage in joint marketing and sales efforts with us. If these relationships fail, we will have to devote substantially more resources to the sales and marketing and implementation and support of our products than we would otherwise, and our efforts may not be as effective as those of the systems integrators. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. We rely upon these firms to recommend our products during the evaluation stage of the purchasing process, as well as for implementation and customer support services.

        These systems integrators are not contractually required to implement our products, and competition for these resources may preclude us from obtaining sufficient resources to provide the necessary implementation services to support our needs. If the number of installations of our products exceeds our access to the resources provided by these systems integrators, we will be required to provide these services internally, which would increase our expenses and significantly limit our ability to meet our customers' implementation needs. A number of our competitors have stronger relationships with some of these systems integrators and, as a result, these systems integrators might be more likely to recommend competitors' products and services instead of ours. In addition, a number of our competitors have relationships with a greater number of these systems integrators or have stronger systems integrator relationships based on specific vertical markets and, therefore, have access to a broader base of customers.

        Our failure to establish or maintain systems integrator relationships would significantly harm our ability to license and successfully implement our software products. In addition, we rely on the industry expertise and customer contacts of these firms in order to market our products more effectively. Therefore, any failure of these relationships would also harm our ability to increase revenues in key commercial markets. We are currently investing, and plan to continue to invest, significant resources to develop these relationships. Our operating results could be adversely affected if these efforts do not generate license and service revenues necessary to offset this investment.

Our markets are highly competitive and, if we do not compete effectively, we may suffer price reductions, reduced gross margins and loss of market share.

        The market for our products is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. As a result of increased competition, we may have to reduce the price of our products and services, and we may experience reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues and operating results. Our current competitors include vendors offering e-Business application integration, or eAI, and traditional electronic data interchange, or EDI, software products, as well as "in house" information technology departments of potential customers that have developed or may develop systems that provide some or all of the functionality of our Business Integration Suite. We may also encounter competition from major enterprise software developers in the future.

        Many of our existing and potential competitors have more resources, broader customer relationships and better-established brands than we do. In addition, many of these competitors have extensive knowledge of our industry. Some of our competitors have established or may establish cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

Our substantial and expanding international operations are subject to uncertainties, which could adversely affect our operating results.

        Revenues from the sale of products and services outside the United States accounted for 38% of our total revenues for the three months ended September 30, 2002 and 33% of our total revenues for the same period in 2001. Revenues from the sale of products and services in the United Kingdom as a percent of our total revenues were 16% for the three months ended September 30, 2002 and 15% for the same period in 2001. We believe that revenues from sales outside the United States will continue to account for a material portion of our total revenues for the foreseeable future. We are exposed to several risks inherent in conducting business internationally, such as:

  •
  fluctuations in currency exchange rates, which could result in increased expenses;

  •
  unexpected changes in regulatory requirements, including imposition of currency exchange controls, applicable to our business or to the Internet, which could result in increased costs of doing business overseas;

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  difficulties and costs of staffing and managing international operations;

  •
  political and economic instability, which could result in increasing governmental ownership or regulation of businesses or other instrumentalities of commerce, wage and price controls, higher interest rates and spiraling inflation; and

  •
  reduced protection for intellectual property rights in some countries.

        Any of these factors could adversely affect our international operations and, consequently, our operating results.

We could suffer losses and negative publicity if new versions or releases of our products contain errors or defects.

        Our products and their interactions with customers' software applications and IT systems are complex and, accordingly, there may be undetected errors or failures when our products are introduced or as new versions are released. In the past we have discovered software errors in our new releases and new products after their introduction, which have resulted in additional product development expenses. To date, these additional expenses have not been material. These errors have resulted in product release delays, delayed revenues and customer dissatisfaction. In the future we may discover errors, including performance limitations, in new releases or new products after the commencement of commercial shipments. Since many customers are using our products for mission-critical business operations, any of these occurrences could seriously harm our business and generate negative publicity, which could have a negative impact on future sales. Although we maintain product liability and errors and omissions insurance, we cannot assure you that these policies will be sufficient to compensate for losses caused by any of these occurrences.

If our products do not operate with the many hardware and software platforms used by our customers and keep pace with technological change, our business may fail.

        We currently serve a customer base with a wide variety of constantly changing hardware, software applications and networking platforms. If our products fail to gain broad market acceptance due to an inability to support a variety of these platforms, our operating results may suffer. Our business depends on a number of factors, including the following:

  •
  our ability to integrate our products with multiple platforms and existing, or legacy, systems and to modify our products as new versions of software applications are introduced;

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  the portability of our products, particularly the number of operating systems and databases that our products can source or target;

  •
  our ability to anticipate and support new standards, especially Internet standards;

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  the integration of additional software modules under development with our existing products; and

  •
  our management of software being developed by third parties for our customers for use with our products.

        Our industry is characterized by very rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. We have also found that the technological life cycles of our products are difficult to estimate. We believe that we must continue to enhance our current products and concurrently develop and introduce new products that anticipate emerging technology standards and keep pace with competitive and technological developments. Failure to do so will harm our ability to compete. As a result, we are required to continue to make substantial product development investments.

The market for business integration software may not grow as quickly as we anticipate, which would cause our revenues to fall below expectations.

        The market for business integration software is rapidly evolving. We earn substantially all of our license revenues from sales of our Business Integration Suite. We expect to earn substantially all of our revenues in the foreseeable future from sales of our Business Integration Suite and related products and services. Our future financial performance will depend on continued growth in the number of organizations demanding software and services for application integration and business integration solutions and seeking outside vendors to develop, manage and maintain this software for their critical applications. Many of our potential customers have made significant investments in internally developed systems and would incur significant costs in switching to third-party products, which may substantially inhibit the growth of the market for business integration software. If this market fails to grow, or grows more slowly than we expect, our revenues will be adversely affected.

Pending or future litigation could have a material adverse impact on our results of operation and financial condition.

        From time to time, we have been subject to litigation. Several putative securities class action lawsuits are currently pending against us, our directors and officers. The plaintiffs in these suits allege that we and the other defendants made false statements about SeeBeyond's operating results and business, while concealing material information. We believe that these lawsuits are without merit and we intend to defend against them vigorously. The complaint does not specify the amount of damages that the plaintiffs seek, and as a result, we are unable to estimate the possible range of damages that might be incurred as a result of the lawsuit. The uncertainty associated with these unresolved lawsuits could harm our business, financial condition and reputation. Negative developments with respect to the lawsuits could cause our stock price to decline. In addition to the related cost and use of cash, pending or future litigation could cause the diversion of management's attention and resources. Although we have begun to accrue amounts relating to legal costs and expenses, we have not accrued any amounts relating to potential damages associated with the putative class action lawsuits. However, because of uncertainties relating to litigation, our decision as to whether to accrue and the amount of our estimates could be wrong. In addition, although we are unable to determine the amount, if any, that we may be required to pay in connection with the resolution of the lawsuits by settlement or otherwise, such a payment could seriously harm our results of operation, financial condition and liquidity.

If we fail to adequately protect our proprietary rights, we may lose these rights and our business may be seriously harmed.

        We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our product from our competitors' products. The unauthorized use by others of our proprietary rights could materially harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We currently have no issued patents. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot be certain that we will be able to protect our proprietary rights against unauthorized third party copying or use. Furthermore, policing the unauthorized use of our products is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

Our products could infringe the intellectual property rights of others, causing costly litigation and the loss of significant rights.

        Third parties may claim that we have infringed their current or future intellectual property rights. We expect that software developers in our market will increasingly be subject to infringement claims as the number of products in different software industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment or cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using their confidential or proprietary information.

Failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenues.

        We currently expect that our current cash resources will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, or at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and that force us to maintain specified liquidity or other ratios, any of which could harm our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

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  develop or enhance our products and services;

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  maintain or expand our sales and marketing organizations;

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  acquire complementary technologies, products or businesses;

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  expand operations, in the United States or internationally;

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  hire, train and retain employees; or

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  respond to competitive pressures or unanticipated working capital requirements.

        Our failure to do any of these things could result in lower revenues and could seriously harm our business.

If we fail to attract and retain qualified personnel, our ability to compete will be harmed.

        We depend on the continued service of our key technical, sales and senior management personnel, including our Founder and Chief Executive Officer, James T. Demetriades. Most of these persons are not bound by an employment agreement, and we do not maintain key person life insurance on any of these persons, other than Mr. Demetriades. The loss of any of our senior management or other key product development or sales and marketing personnel could adversely affect our future operating results. In addition, we must attract, retain and motivate highly skilled employees, including sales personnel and software engineers. We face significant competition for individuals with the skills required to develop, market and support our products and services. We may not be able to recruit and retain sufficient numbers of these highly skilled employees. If we fail to do so, our ability to compete will be significantly harmed.

Our growth continues to place a significant strain on our management systems and resources. If we fail to manage our growth, our ability to market and sell our products and develop new products may be harmed.

        We must plan and manage our growth effectively in order to offer our products and services and achieve revenue growth and profitability in a rapidly evolving market. We continue to increase the scope of our operations domestically and internationally and have in recent years added a number of employees. Our growth has and will continue to place a significant strain on our management systems and resources, and we may not be able to effectively manage our growth in the future.

        Furthermore, if our relationships with systems integrators succeed and we are able to penetrate additional commercial markets, we may need additional sales and marketing and professional services resources to support these customers. The growth of our customer base will require us to invest significant resources in the training and development of our employees and our systems integration partners. If these organizations fail to keep pace with the number and demands of the customers that license our products, our ability to market and sell our products and services and our ability to develop new products and services will be harmed. To manage our business, we must continue to:

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  effectively manage our direct sales force;

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  effectively manage our professional services organization;

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  hire and retain qualified software engineers;

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  improve our operational, financial and management controls;

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  improve our reporting systems and procedures;

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  enhance our management and information control systems; and

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  effectively manage, train and motivate our workforce.

        In addition, if we acquire or invest in other companies, we may experience further strain on our resources and face risks inherent in integrating two corporate cultures, product lines, operations and businesses.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        Some provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board of directors whose members serve staggered three-year terms and does not provide for cumulative voting in the election of directors. Our board of directors has the authority, without further action by our stockholders, to fix the rights and preferences of and issue shares of preferred stock. In addition, our stockholders are unable to act by written consent. These and other provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

Concentration of ownership among our existing executive officers and directors may prevent new investors from influencing significant corporate decisions.

        Our Founder and Chief Executive Officer, James T. Demetriades beneficially owns approximately 30% of our outstanding common stock. Our executive officers and directors beneficially own, in the aggregate, approximately 40% of our outstanding common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of SeeBeyond and will make some transactions difficult or impossible without the support of these stockholders.

THE OFFER

1.    Eligibility.

        You are an "eligible employee" if you are an employee of SeeBeyond as of November 18, 2002 and you remain employed by us or one of our subsidiaries through the expiration date, which will be December 17, 2002, unless we extend the offer. However, members of our board of directors and all executive officers are not eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this offer to exchange.

        To receive a new option, you must remain employed by us or one of our subsidiaries through the new option grant date, which is the date on which the new options are granted, and which will be the first business day that is at least 6 months and 1 day after the cancellation date. If we do not extend the offer, the new option grant date will be June 19, 2003. If, for any reason, you do not remain an employee of SeeBeyond or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with SeeBeyond or one of our subsidiaries or a successor entity will remain "at-will" and can be terminated by you or us at any time, with or without cause or notice.

2.    Number of options; expiration date.

        Subject to the terms and conditions of the offer, we will accept outstanding, unexercised options with exercise prices greater than $6.00 per share that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date and exchange them for new options.

        Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. We are not accepting partial tenders of options. However, you may elect to exchange the remaining portion of an option that you have partially exercised. As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

        For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares at $20.00 per share, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an eligible option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

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  your first option covering 300 remaining unexercised shares,

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  your second option covering 1,000 shares,

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  your third option covering 2,000 shares,

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  two of your three options,

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  all three of your options, or

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  none of your options.

        These are your only choices in the above example. You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

        If you elect to exchange any of your options, then you must elect to exchange all of your options that were granted to you since May 17, 2002, regardless of the exercise price.    For example, if you received an option grant in January 2000 and a grant in June 2002 and you want to exchange your January 2000 option grant, you also would be required to exchange your June 2002 option grant, even if the June 2002 option grant had an exercise price of $6.00 per share or less. This includes all options granted to you between the commencement of this offer on November 18, 2002 and the expiration date.

        Subject to the terms of this offer, and upon our acceptance of your properly tendered options, your old options will be cancelled and you will be granted new options for a number of shares of SeeBeyond common stock based on the exercise price of the exchanged options. The number of shares you will receive under your new options will be rounded up to the nearest whole share. If your exchanged option entitled you to purchase stock with an exercise price from $6.01 per share through and including $7.50 per share, it will be replaced with a new option covering 1 share for every 2 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price from $7.51 per share through and including $12.00 per share, it will be replaced with a new option covering 1 share for every 3 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price of $12.01 per share or greater, it will be replaced with a new option covering 1 share for every 5 shares covered by the exchanged option. Options that have exercise prices of $6.00 or less per share and which must be exchanged as a condition to participation in the offer because they were granted on or after May 17, 2002 will be replaced with a new option covering 1 share for every 1 share covered by the exchanged option. Options that have exercise prices above $6.00 per share and which must be exchanged as a condition to participation in the offer because they were granted on or after May 17, 2002 will be replaced according to the exchange ratios detailed above. The number of shares to be covered by your new option is subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date. All new options will be subject to the terms of the 1998 Stock Plan, and to a new option agreement between you and us. You must sign the new option agreement before receiving a new option. The form of option agreement under the 1998 Stock Plan is attached as an exhibit or incorporated by reference to the Schedule TO with which this offer to exchange has been filed.

        The expiration date for the offer will be 5:00 p.m., Pacific Time, on December 17, 2002, unless we extend the offer. We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 16 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.    Purpose of the offer.

        We issued the outstanding options to:

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  provide our eligible employees with additional performance incentives and to promote the success of our business, and

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  encourage our eligible employees to continue their service to SeeBeyond.

        The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with us and continue to work to promote the success of our business. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being "underwater." By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new option grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

        We chose to make this offer instead of simply granting more options for a number of reasons. Because of the large number of outstanding "underwater" options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share. Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

        Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation involving SeeBeyond,

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  any purchase, sale or transfer of a material amount of our assets (other than in the ordinary course of business),

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  any material change in our present dividend rate or policy, or our indebtedness or capitalization,

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  any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment,

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  any other material change in our corporate structure or business,

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  our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association,

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  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act),

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  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act,

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  the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

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  any change in our charter or bylaws, or any actions that may impede the acquisition of control of us by any person.

        Neither we nor our board of directors makes any recommendation as to whether you should accept this offer and elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to elect to exchange your options.

4.    Procedures for electing to exchange options.

  Proper Election to Exchange Options.

        To validly elect to exchange your options through the offer, you must, in accordance with the instructions of the election form, properly complete, execute and deliver the election form to us via facsimile (fax # (626) 408-3378) or by hand to James Thomson at SeeBeyond Technology Corporation, 181 West Huntington Drive, Monrovia, CA 91016, along with any other required documents. To assist you in properly filling out the election form, we will provide you with a list of your option grants. James Thomson must receive the properly completed election forms before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on December 17, 2002, unless we decide to extend the offer.

        If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you since May 17, 2002. Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer.

        If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to James Thomson by the expiration date. This new election form must be signed and dated after your original election form and must be properly completed. This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid.

        The delivery of all documents, including election forms and any withdrawal forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your election form and/or any withdrawal form has been received by us.

        However, our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice by press release or e-mail. Options accepted for exchange will be cancelled on the cancellation date, which we currently expect to be December 18, 2002.

  Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

  Our acceptance constitutes an agreement.

        Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your options elected to be exchanged by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

5.    Withdrawal rights and change of election.

        You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section.

        You may withdraw options that you previously elected to exchange at any time before 5:00 p.m., Pacific Time, on December 17, 2002. If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

        In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 15, 2003, you may withdraw your options at any time thereafter.

        To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to James Thomson via facsimile (fax # (626) 408-3378) or by hand, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.

        You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect or to exchange some or all of your withdrawn options, you must submit a new election form to James Thomson before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form and after your withdrawal form. It must be properly completed and it must list all of the options you wish to tender for exchange.

        If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to James Thomson before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange.

        Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

        The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form within two (2) business days by e-mail; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your withdrawal form and/or any election form has been received by us.

6.    Acceptance of options for exchange and issuance of new options.

        Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be accepted and cancelled on the first business day following the expiration date. We anticipate the acceptance date and the cancellation date to be December 18, 2002. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release or e-mail. Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

        You will be granted a new option on the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange. Our board of directors has selected this date as the actual grant date for the new options.

        Therefore, subject to the terms and conditions of this offer, if your options are properly elected to be exchanged by 5:00 p.m., Pacific Time, on December 17, 2002, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on December 18, 2002, you will be granted a new option on June 19, 2003. If we cancel options properly tendered for exchange after December 17, 2002, the date on which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a promise to grant stock option. The promise to grant stock option will evidence our binding commitment to grant a stock option to you on a date no earlier than June 19, 2003 covering the number of shares you would be entitled to under this offer, provided that you remain an employee of SeeBeyond or one of our subsidiaries through the date on which the grant is to be made.

        The number of shares of SeeBeyond common stock that you will be entitled to purchase will depend on the exercise price of your exchanged options. Subject to the terms of the offer and upon our acceptance of your properly tendered option,

  •
  if your exchanged option entitled you to purchase stock with an exercise price from $6.01 per share through and including $7.50 per share, it will be replaced with a new option covering 1 share for every 2 shares covered by the exchanged option;

  •
  if your exchanged option entitled you to purchase stock with an exercise price from $7.51 per share through and including $12.00 per share, it will be replaced with a new option covering 1 share for every 3 shares covered by the exchanged option;

  •
  if your exchanged option entitled you to purchase stock with an exercise price of $12.01 per share or greater, it will be replaced with a new option covering 1 share for every 5 shares covered by the exchanged option; and

  •
  options with exercise prices equal to or less than $6.00 per share that must be exchanged because they were granted on or after May 17, 2002 will be replaced with a new option covering 1 share for every 1 share covered by such exchanged option.

        Fractional shares shall be rounded up to the nearest whole share. The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

        If, for any reason, you are not an employee of SeeBeyond, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

        If we accept options you elect to exchange in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date. Consequently, we will not grant you any new options until at least 6 months and 1 day after any of your options have been cancelled. We will defer granting you these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

        Options that you choose not to elect to exchange or that we do not accept for exchange will retain their current exercise price and current vesting schedule and will remain outstanding until they expire by their terms.

7.    Conditions of the offer.

        Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

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  there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer,

  •
  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

  •
  there shall have occurred:

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  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States,

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  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

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  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

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  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 25% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor's 500 Index from the date of commencement of the exchange offer,

  •
  the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

  •
  if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer,

  •
  as the term "group" is used in Section 13(d)(3) of the Exchange Act:

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  any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

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  any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares, or

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  any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options,

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  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer,

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  a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

  •
  any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership, or

  •
  any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us.

        If any of the above events occur, we may:

  •
  terminate the exchange offer and promptly return all tendered eligible options to tendering holders,

  •
  complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires,

  •
  amend the terms of the exchange offer, or

  •
  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

        The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.    Price range of shares underlying the options.

        The shares underlying your options currently are traded on the Nasdaq National Market under the symbol "SBYN." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq.

	High	Low
Year 2002
Calendar Quarter ending December 31, 2002 (through November 15th)	$2.15	$1.10
Calendar Quarter ended September 30, 2002	3.11	1.09
Calendar Quarter ended June 30, 2002	8.64	2.45
Calendar Quarter ended March 31, 2002	13.45	6.58
Year 2001
Calendar Quarter ended December 31, 2001	10.05	1.50
Calendar Quarter ended September 30, 2001	14.85	1.05
Calendar Quarter ended June 30, 2001	16.15	8.50
Calendar Quarter ended March 31, 2001	23.62	7.50
Year 2000
Calendar Quarter ended December 31, 2000	23.19	7.00
Calendar Quarter ended September 30, 2000	34.50	18.75
Calendar Quarter ended June 30, 2000	34.88	15.31

        On November 15, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq, was $2.02 per share.

        We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer.

9.    Source and amount of consideration; terms of new options.

  Consideration.

        We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Each new option will be granted under the 1998 Stock Plan. All new options will be subject to a new stock option agreement between you and us. Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase a number of shares of our common stock based on the exercise prices of your old option. If your exchanged option entitled you to purchase stock with an exercise price from $6.01 per share through and including $7.50 per share, it will be replaced with a new option covering 1 share for every 2 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price from $7.51 per share through and including $12.00 per share, it will be replaced with a new option covering 1 share for every 3 shares covered by the exchanged option. If your exchanged option entitled you to purchase stock with an exercise price of $12.01 per share or greater, it will be replaced with a new option covering 1 share for every 5 shares covered by the exchanged option. Options that have exercise prices of $6.00 or less per share and which must be exchanged as a condition to participation in the offer because they were granted on or after May 17, 2002 will be replaced with a new option covering 1 share for every 1 share covered by the exchanged option. Options that have exercise prices above $6.00 per share and which must be exchanged as a condition to participation in the offer because they were granted on or after May 17, 2002 will be replaced according to the exchange ratios detailed above. Fractional shares shall be rounded up to the nearest whole share. If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we would issue new options to purchase a total of approximately 3,090,833 shares of our common stock, or approximately 3.7% of the total shares of our common stock outstanding as of November 15, 2002.

  Terms of New Options.

        All new options will be granted under the 1998 Stock Plan. All new options will be subject to a new option agreement between you and us. You must sign the new option agreement before receiving your new options. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your new option may differ from the vesting schedule of your old option, and that vesting of your new option will begin on the new option grant date.

        For residents of the United States, all new options will be granted as incentive stock options for purposes of the U.S. Internal Revenue Code to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

        For residents of The Netherlands and Switzerland, all new options granted will be subject to a mandatory cashless method of exercise.

        In addition, you should note that because we will not grant new options until the first business day that is at least 6 months and 1 day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

        The following description summarizes the material terms of our 1998 Stock Plan. Our statements in this offer to exchange concerning the Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Stock Plan, and the forms of option agreement under the plan. Please contact us at SeeBeyond Technology Corporation, 181 West Huntington Drive, Monrovia, California 91016, Attention: James Thomson (telephone: (626) 408-3070) to receive a copy of the plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

  1998 Stock Plan.

        The number of shares currently available for issuance under our 1998 Stock Plan is 304,828 shares. The 1998 Stock Plan permits the granting of both incentive stock options and nonstatutory stock options. Stock purchase rights may also be granted under the plan. All new options granted through this offer will be granted under, and subject to the terms of, the 1998 Stock Plan.

  General Terms of the Plan.

        The 1998 Stock Plan is administered by the board of directors or a committee appointed by the board of directors, which we refer to as the administrator. Subject to the other provisions of the plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

  Term.

        Options generally have a term of 10 years. All new options to be granted through this offer will have a term of 10 years.

  Termination of Employment Before the New Option Grant Date.

        If, for any reason, you are not an employee of SeeBeyond or one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we or a successor entity terminates your employment, with or without cause, before the date on which we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

  Termination of Employment After the New Option Grant Date.

        Under the 1998 Stock Plan, in the event that either you or we terminate your employment after receiving a new option grant for any reason other than death, permanent and total disability, you may exercise your option within the time specified in your option agreement, or if no time is specified, you generally may exercise your option within 3 months after termination, but only to the extent that you are entitled to exercise it at termination. If your employment terminates because of your disability or death, you or your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, or if no time is specified, within 12 months following termination.

  Exercise Price.

        Generally, the administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq on the date of grant. Accordingly, we cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

        If you are a tax resident of Italy, the exercise price will be the higher of 100% of the fair market value on the new option grant date and the average of the closing prices during the 30 days preceding the new option grant date.

  Vesting and Exercise.

        Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable. The administrator determines the terms of vesting. The vesting schedule for the new options will be as follows:

  •
  50% of the shares subject to the new option will be vested on the one-year anniversary of the new option grant date, and

  •
  4.166% of the shares subject to the new option will vest on each month subsequent to the one-year anniversary date of the new option grant date, such that each new option will be fully vested on the 2nd anniversary of the new option grant date, subject to your continued employment with us or one of our subsidiaries through each relevant vesting date.

        For example, a new option to purchase 1,200 shares of our common stock granted on the scheduled new option grant date of June 19, 2003 will vest as follows:

  •
  600 of the shares subject to the new option will be vested on June 19, 2004, and

  •
  an additional 50 shares subject to the new option will vest on the 19th day of each successive month from July 19, 2004 through June 19, 2005.

        New options granted under this offer to employees who are residents of The Netherlands and Switzerland will be restricted to a cashless method of exercise.

  Adjustments Upon Certain Events.

        Events Occurring before the New Option Grant Date.    If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer. However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. As a result, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

        The new options for the purchase of an acquiror's stock will have an exercise price equal to the fair market value of the acquiror's stock on the new option grant date. If the acquiror's stock was not traded on a public market, the fair market value of the acquiror's stock may be determined in good faith by the acquiror's board of directors, and the exercise price of the new options would reflect that determination. If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

        Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least 6 months and 1 day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase SeeBeyond common stock before the effective date of the merger or acquisition.

        You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of SeeBeyond would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not SeeBeyond common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their SeeBeyond common stock before the effective date.

        If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

        Events Occurring after the New Option Grant Date.    If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

        If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution. The administrator may, however, provide for the acceleration of the exercisability of any option.

        The 1998 Stock Plan provides that if we merge or are consolidated with another corporation, if our property or stock is acquired by another corporation, or if we liquidate, separate or reorganize SeeBeyond, each option may be assumed by the successor corporation or an equivalent option right, shares or other consideration equivalent to the consideration payable with respect to the outstanding common stock in connection with the event may be substituted for the option by our board of directors or the successor corporation as appropriate. If an option is not so assumed or substituted for, the administrator must either notify the optionee that the option is exercisable for a specified period from the date of the notice, and the option will terminate upon the expiration of such period, or terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to the option over the exercise price of the shares.

  Transferability of Options.

        New options may not be transferred, other than by will or the laws of descent and distribution, unless the administrator indicates otherwise in your option agreement. In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

  Registration of Shares Underlying Options.

        All of the shares of common stock issuable under the eligible plan are or will be registered under the Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer are or will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

  U.S. Federal Income Tax Consequences.

        If you are a resident or are otherwise subject to the tax laws in the United States, you should refer to Section 14 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are a resident of or subject to the tax laws in the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

  Income Tax Consequences Outside the United States.

        If you are a resident of or are otherwise subject to the tax laws in a country outside the United States, you should refer to Section 15 of this offer to exchange for a discussion of the income tax consequences of electing to exchange options and the new options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.  Information Concerning SeeBeyond.

        Our principal executive offices are located at 404 East Huntington Drive, Monrovia, CA 91016, and our telephone number is (626) 471-6000. Questions regarding this option exchange should be directed to Mark Magarian at SeeBeyond at telephone number: (626) 408-3070.

        SeeBeyond is a software company that designs, markets and sells eBusiness Application Integration (eAI) solutions primarily to large enterprises, such as Global 1000 companies and governmental entities.

        The financial information included in our annual report on Form 10-K for the fiscal year ended December 30, 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002 is incorporated herein by reference. Please see Section 18 of this offer to exchange entitled, "Additional Information," for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        We had a book value per share of $1.24 at September 30, 2002.

        The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended December 30,		Fiscal Quarter Ended September 30, 2002
	2000	2001
Ratio of earnings to fixed charges	(20.6)	(31.6)	(54.4)

        The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by SeeBeyond to be representative of the interest factor of rental payments under operating leases. Earnings from continuing operations were not sufficient to cover fixed charges by $17.0 million for the year ended December 31, 2001, and by $8.1 million for the quarter ended September 30, 2002.

11.  Interests of directors and officers; transactions and arrangements concerning the options.

        A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Directors and executive officers may not participate in the offer. As of November 15, 2002, our executive officers and directors as a group beneficially owned options outstanding under our 1998 Stock Plan to purchase a total of 8,647,207 of our shares, which represented approximately 47.4% of the shares subject to all options outstanding under the 1998 Stock Plan. These options to purchase our shares owned by directors and executive officers are not eligible to be tendered in the offer.

        The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the 1998 Stock Plan outstanding as of November 15, 2002. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the 1998 Stock Plan, which is 18,047,425 as of November 18, 2002. None of the executive officers and directors noted on the table are eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under the 1998 Stock Plan	Percentage of Total Outstanding Options Under the 1998 Stock Plan
James T. Demetriades(1)	Chief Executive Officer, Founder and Director	2,200,001	12.2%
Raymond J. Lane	Chairman of the Board	247,500	1.4%
Paul J. Hoffman(2)	President, Americas	882,000	4.9%
Kathleen M. Mitchell(3)	Senior Vice President, Marketing and Business Development	1,088,299	5.8%
Barry J. Plaga(4)	Senior Vice President, Finance, Chief Financial Officer	805,000	4.5%
Alex Demetriades(5)	Senior Vice President, Products	1,009,407	5.6%
Reed Henry(6)	Senior Vice President, Alliances, Services and Support	755,000	4.2%
David Bennett(7)	Vice President and General Manager EMEA	950,000	5.3%
Salah M. Hassanein	Director	95,005	*
George J. Still	Director	112,500	*
Steven A. Ledger	Director	151,815	*
Karl Newkirk	Director	300,000	1.7%

*
Less than 1%

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the 1998 Stock Plan, or in transactions involving our common stock during the past 60 days before and including November 18, 2002:

(1)
On October 29, 2002, James Demetriades purchased 20,000 shares of SeeBeyond common stock at a purchase price of $1.5681 per share. On October 31, 2002, Mr. Demetriades purchased 20,000 shares of SeeBeyond common stock at a purchase price of $1.5681 per share. On November 1, 2002, Mr. Demetriades purchased 15,000 shares of SeeBeyond common stock at a purchase price of $1.6377 per share. On November 6, 2002, Mr. Demetriades purchased 10,000 shares of SeeBeyond common stock at a purchase price of $1.8989 per share.

(2)
On September 22, 2002, Mr. Hoffman was granted an option to purchase 160,000 shares of SeeBeyond common stock at an exercise price of $1.35 per share, the then-fair market value of the SeeBeyond common stock. None of these shares were vested as of November 18, 2002. Mr. Hoffman's option was granted pursuant to the 1998 Stock Plan but it is not eligible for exchange under this offer.

(3)
On September 22, 2002, Ms. Mitchell was granted an option to purchase 160,000 shares of SeeBeyond common stock at an exercise price of $1.35 per share, the then-fair market value of the SeeBeyond common stock. None of these shares were vested as of November 18, 2002. Ms. Mitchell's option was granted pursuant to the 1998 Stock Plan but it is not eligible for exchange under this offer.

(4)
On September 22, 2002, Mr. Plaga was granted an option to purchase 180,000 shares of SeeBeyond common stock at an exercise price of $1.35 per share, the then-fair market value of the SeeBeyond common stock. None of these shares were vested as of November 18, 2002. Mr. Plaga's option was granted pursuant to the 1998 Stock Plan but it is not eligible for exchange under this offer.

(5)
On September 22, 2002, Alex Demetriades was granted an option to purchase 210,000 shares of SeeBeyond common stock at an exercise price of $1.35 per share, the then-fair market value of the SeeBeyond common stock. None of these shares were vested as of November 18, 2002. Mr. Demetriades' option was granted pursuant to the 1998 Stock Plan but it is not eligible for exchange under this offer.

(6)
On September 22, 2002, Mr. Henry was granted an option to purchase 230,000 shares of SeeBeyond common stock at an exercise price of $1.35 per share, the then-fair market value of the SeeBeyond common stock. None of these shares were vested as of November 18, 2002. Mr. Henry's option was granted pursuant to the 1998 Stock Plan but it is not eligible for exchange under this offer.

(7)
On September 22, 2002, Mr. Bennett was granted an option to purchase 100,000 shares of SeeBeyond common stock at an exercise price of $1.35 per share, the then-fair market value of the SeeBeyond common stock. None of these shares were vested as of November 18, 2002. Mr. Bennett's option was granted pursuant to the 1998 Stock Plan but it is not eligible for exchange under this offer.

12.  Status of options acquired by us in the offer; accounting consequences of the offer.

        Options that we acquire through the offer that were granted under the 1998 Stock Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under the plan. To the extent shares returning to the plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

        If we were to grant the new options under a traditional stock option repricing, in which an employee's current options would be immediately repriced, or on any date that is earlier than 6 months and 1 day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least 6 months and 1 day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges. As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.  Legal matters; regulatory approvals.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements, that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

        If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, which is expected to be June 19, 2003, we will not grant any new options. Except as described below, we are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.  Material U.S. federal income tax consequences.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

        Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

        All the new options granted in exchange for old options will be granted as incentive stock options for purposes of the U.S. Internal Revenue Code to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

        We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

  Incentive Stock Options.

        Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than 3 months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

        If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  •
  at least 2 years after the date the incentive stock option was granted, and

  •
  at least 1 year after the date the incentive stock option was exercised.

        If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition.

        Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

        Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

        If exchanged options are incentive stock options, the new options replacing them will be granted as an incentive stock option to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option.

        You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

  Nonstatutory Stock Options.

        All the new options granted in exchange for old options will be granted as incentive stock options for purposes of the U.S. Internal Revenue Code to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

        Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

        We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

        We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.  Material income tax consequences and certain other considerations for non U.S.-employees.

Tax Residents of Australia

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    The voluntary relinquishment of the existing options in exchange for the right to receive a new option will give rise to a taxable amount (which may be nil in certain circumstances). This occurs because the cancellation of the existing options will constitute a disposal of the option in exchange for the right to receive new options ("New Right") at a later date. Note that the taxation consequences from the new issue arise in relation to the issue of the New Right as opposed to the new options.

        The following is a summary of the taxation issues which will arise on the:

  •
  Relinquishment of the existing options; and

  •
  Issue of the New Right and subsequent new option.

        The following taxation summary assumes that you did not make the election to be taxed on receipt of the existing options.

        Relinquishment of Existing Options.    If you accept the offer and exchange existing options for the right to receive new options at a later date, you will be deemed to have disposed of your existing options at the time of their cancellation, which gives rise to a taxable event.

        You will likely be taxed in relation to the market value of the existing options as at the date of the cancellation.

        Market Value of Existing Options.    The market value of the existing options at the time of cancellation will depend upon whether you made the election to be taxed on the existing options in the income year in which you received the options. Where you did not make the election to be taxed on the existing options in the income year of receipt, the market value of the existing options is determined as the higher of:

  •
  the market value of the underlying shares as at the date of cancellation less the exercise price; and

  •
  the value determined in accordance with a statutory formula. This value is based on the exercise price, market value of shares and the exercise period of the option.

        As the existing options are underwater, the statutory formula will apply. Note that where the market value of the underlying shares of the existing option at the time of relinquishment is less than 50% of the exercise price, the market value of the existing option will be nil. Therefore, in these circumstances, no tax will be payable upon the cancellation of existing options.

        Where you made the election to be taxed on the existing options in the income year of receipt, the market value of the existing options as at the date of their cancellation will be determined under the capital gains tax provisions. Pursuant to the capital gains tax provisions, the market value of the options will be the price at which an arm's length purchaser would be willing to acquire the existing options. Therefore, there is no requirement to apply the statutory formula in these circumstances. However, the Commissioner of Taxation is likely to accept the market value determined under the statutory formula as the arm's length price in the circumstances.

        Acquisition of New Right.    The acquisition of the New Right (that is, the right to receive a new option after the cancellation of the existing options) will constitute the acquisition of a qualifying right under an employee share scheme.

        You only will be subject to taxation on the acquisition of the New Right where you make an election to that effect ("Election"). Where the Election is not made, you will be subject to taxation at a later date, known as the Cessation Time.

  Election is Made—Taxed on Exchange

        If you make the Election, then you will be subject to tax on market value of the New Right less the market value of the existing options at the time of cancellation. As the exercise price of the option cannot be determined at this date, the market value of the New Right will be equal to the market value of the shares which are able to be obtained when the new options are issued.

  No Election is Made—Cessation Time

        If you do not make the Election, then you will be taxed in the income year in which the earliest of the following occurs ("Cessation Time"):

  •
  the time when you dispose of the New Right or the new options acquired pursuant to the New Right (other than by exercising it);

  •
  the time when your employment with SeeBeyond or one of its affiliates ceases;

  •
  the time when the new options acquired pursuant to the New Right are exercised; and

  •
  the expiration date of the New Right.

        You will be taxed:

  •
  where you dispose of the New Right or the new options (or the shares acquired as a result of exercising the new options) in an arm's length transaction within 30 days after the Cessation Time—on the consideration you receive for the disposal less the consideration paid to acquire the New Right (reduced by the exercise price of the new options, if the new options have been exercised); or

  •
  in any other case—on the market value of the New Right or the new option (or the shares acquired as a result of exercising the new options) at the Cessation Time less the consideration paid to acquire the New Right (reduced by the exercise price of the new options, if the new options have been exercised).

        The consideration paid to acquire the New Right is equal to the market value of the existing options as at the date they were cancelled (detailed above).

        Sale of Shares.    You also will be liable to capital gains tax on any gain made on the disposal of the shares acquired, as a result of exercising the new options (other than gains made on the disposal of shares in an arms length transaction within 30 days of the Cessation Time which will be assessed as ordinary income).

        The assessable capital gain will be:

  (i)
  if you have held the shares for less than one year—the difference between the market value of the shares at the time of disposal and the cost base of the shares; or

  (ii)
  if you have held the shares for at least one year—one half the difference between the market value of the shares at the time of disposal and the cost base of the shares (subject to you first applying any capital losses against the full capital gain).

        If you made the Election in respect of the New Right, then the cost base of the shares will be the market value of the New Right at the time it was acquired plus the exercise price of the new option.

        If you did not make the Election in respect of the New Right, then the cost base of the shares will be the market value of the shares as at the Cessation Time.

        If the market value of the shares at the time of disposal is less than the cost base of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. That is, a capital loss cannot be used to offset other income (including salary and wage income).

        If you lose the benefit of either the New Right or any new options (e.g., you cease employment prior to exercise), you will be deemed to have never acquired the New Right or the new options. In such case, no amount needs to be included in your assessable income for the New Right. If you have been subject to taxation prior to this date, you may apply to the Commissioner of Taxation to amend the relevant year's tax return and obtain a refund of the tax paid in relation to the New Right.

        You may also be entitled to a capital loss equal to the consideration paid to acquire the New Right (being the market value of the existing options as at the date of their cancellation).

        Withholding and Reporting.    Under current laws, your employer is not required to report or withhold for income tax when you exchange your existing options for a right to receive new options or when you exercise your new options. You will be responsible for reporting on your tax return and paying any tax liability upon the exercise of the new options or upon the subsequent sale of shares.

Tax Residents of Belgium

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Belgium. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an existing option for the right to receive a new option. However, you should note that the existing options (if offered to you after January 1999) were subject to tax at the "offer" date; therefore, accepting this offer and receiving a new option grant will give rise to double taxation (i.e., the tax which you paid upon the grant of your existing options cannot be credited against any taxes that will be payable upon the grant of the new options should you elect to participate in the offer).

        Grant of New Option.    Assuming you do not reject your new options, you will be subject to tax when the new option is granted to you. The taxable amount will be a percentage of the fair market value of the shares covered by the new options on the "offer" date (10% for qualifying options and 20% for non-qualifying options), plus the amount (if any) by which the fair market value of the underlying shares exceeds the exercise price on the offer date (which will be the date on which the new grant is communicated to you). For options to be qualifying options, they cannot, among other things, be exercised before the end of the third full calendar year following the date of the "offer."

        The date of your "offer" will be the date on which you receive written materials describing the terms and conditions of your new options. You will have 60 days after the date of the "offer" to reject your new options. If you do not reject your new options within 60 days of the "offer," they will be deemed accepted and you will be taxed accordingly. You will be provided with a form where you will be able to elect that you will not exercise your new options for a period of three full calendar years after the date of grant in order to benefit from the 10% rate referenced above.

        Due to the complexity of these tax rules and the possibility that they may change before the grant of the new options, we strongly recommend that you consult with your tax advisor with respect to your participation in the offer.

        Exercise of New Option.    You will not be subject to tax when you exercise the new option.

        Sale of Shares.    If you acquire shares upon exercise of the new option, you will not be subject to tax when you subsequently sell those shares.

        Withholding and Reporting.    You are responsible for reporting the grant of your new options in your annual return and paying all applicable taxes, although your employer may be required to report and withhold applicable taxes if it reimburses SeeBeyond for the spread at exercise. Your employer will report the taxable amount in the 281.10 form which will be given to you. You are also required to report any security or bank account held outside Belgium on your annual tax return.

Tax Residents of Canada

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on federal laws applicable to this offer. However, you should be aware that you will also be subject to provincial income tax. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    The tax treatment as a result of the exchange of an existing option for the right to receive a new option is uncertain. It is possible that the Canada Customs and Revenue Agency ("CCRA") could successfully treat the exchange as (1) a tax-neutral exchange of options, (2) a taxable exchange of employee stock options, or (3) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated options whereby the tender is viewed as a disposition for no consideration). For the purposes of this summary, it is assumed that the cancellation of an existing option and the grant of a new option will qualify as two separate transactions under federal tax law as this treatment appears to be the most likely characterization.

        Grant of New Option.    You will likely not be subject to tax when the new option is granted to you.

        Exercise of New Option.    Subject to the potential deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Provided that the shares satisfy certain conditions, only one-half of this "gain" will be subject to tax; that is, you will be able to permanently exclude one-half of this "gain" from the taxable amount. You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

        You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (1) the time that you sell the shares purchased upon exercise, (2) die or (3) become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by 15 January of the year following the year in which shares are purchased upon exercise. There is no specific form for the election; however, it must indicate that you are electing to defer tax, the number of securities in respect of which you are making the election and that you are a resident of Canada. You must also file a Form T1212 with the CCRA with your income tax return for each year in which you have a deferred amount.

        You may defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

        If CCRA successfully assesses the transaction as a continuation of the existing options (i.e., a tax-neutral or taxable exchange of employee options), the deferral will not be available.

        Sale of Shares.    If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise (subject to the C$100,000 limit), if applicable, will become taxable at the time the shares are sold (or, if earlier, at the time you die or become a non-resident of Canada). Income tax will be assessed on the taxable income at your marginal income tax rate.

        If you own other shares of SeeBeyond that you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost basis. You are strongly advised to consult your tax advisor in any of these situations.

        Withholding and Reporting.    Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

        Your employer will likely not be required to withhold income tax or social insurance contributions on the spread at exercise. You will not be subject to additional social insurance contributions if your annual salary exceeds C$39,100 or such higher pensionable earnings limit as is applicable after 2002. You will be responsible for paying tax and any applicable social insurance contributions on the income arising from the exercise of options and the sale of shares. For each year that you defer taxation, if applicable, you must file a Form T1212 with the CCRA with your annual tax return.

Tax Residents of France

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new options are granted to you.

        Exercise of New Option.    When you exercise the new option, you will realize taxable income equal to the difference (or spread) between the fair market value of the shares at the time of exercise and the exercise price. This income is characterized as salary included in your overall income in the year of exercise which is subject to (i) income tax at progressive rates, (ii) the general social insurance contribution (CSG); and (iii) other social taxes (CRDS and special tax).

        Sale of Shares.    If you acquire shares upon exercise, when you subsequently sell shares, you will be subject to capital gains tax at the rate of 26% (16% income tax plus 10% social taxes) on any additional gain, i.e., the difference between the sale price and the fair market value of the shares on the date of exercise. However, these taxes only apply when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (i.e., €7,650 for 2002).

        Withholding and Reporting.    If you are a French tax resident, your employer is not required to withhold income tax at the time you exercise your new option or when you subsequently sell the shares. However, your employer is required to withhold your portion of social insurance contributions when you exercise your new options. Additionally, your employer is required to report the spread on (i) its annual declaration of salaries which is filed with the tax and labor authorities, and (ii) your pay slips in the month you purchase shares. It is your responsibility to report the income received from the new options on your tax return and to pay any applicable taxes resulting from the exercise of the new option and/or the sale of your shares.

Tax Residents of Germany

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of existing options for the right to receive new options.

        Grant of New Option.    You will not be subject to tax when the new options are granted to you.

        Exercise of New Option.    When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base ceiling for social insurance contributions) on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be included as ordinary income and taxed at your marginal tax rate.

        Pursuant to Section 19a of the German Income Act, you may be able to deduct €154 per calendar year from the spread because this income results from the purchase of stock in your employer's parent company. We recommend that you confirm the availability of this deduction with your tax advisor.

        Sale of Shares.    If you acquire shares upon exercise, any gain realized from the sale of the shares is not taxable if you have owned the shares for at least 12 months, do not own 1% or more of SeeBeyond's stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. Please note that this exemption may be eliminated in 2003. We recommend that you confirm the availability of this exemption with your tax advisor. If the conditions for the exemption are not met, or the exemption is no longer available, the gain (i.e., the difference between the sale price and the fair market value of the shares on the date of exercise) is subject to tax at your marginal income tax rate, but you will be required to pay only one-half of the amount due. Furthermore, this tax will only be payable if your total capital gains exceeds €512 in the relevant tax year.

        Withholding and Reporting.    The income recognized at exercise will be deemed to be taxable income to you and your employer will withhold income tax and social insurance contributions (to the extent that you have not exceeded the wage base for social insurance contributions) on that income. You are responsible for paying any difference between the actual tax liability and the amount withheld. It is your responsibility to report and pay taxes resulting from the sale of your shares.

Tax Residents of Italy

        You should note that new options granted pursuant to this offer to individuals subject to tax in Italy will have an exercise price per share equal to the higher of (i) the fair market value of SeeBeyond common stock on the new option grant date and (ii) the average of the closing prices during the 30 days preceding the new option grant date.

        The following is a general summary of the income tax consequences and certain other considerations of the cancellation of existing options and grant of new options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you. The exercise price of your new option will be the greater of (i) the fair market value of SeeBeyond common stock on the date of the grant of the new option and (ii) the average of the closing prices of such stock for the 30 days immediately preceding the date of grant.

        Exercise of New Option.    Because your new option will be granted at not less than the fair market value of the underlying shares as of the grant date as determined under Italian law, you will not be subject to income tax or social security contributions at the time you exercise your new option, provided you do not acquire more than 10% of the outstanding shares of SeeBeyond.

        Sale of Shares.    If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. If you did not pay tax at exercise because of the fair market value exemption, then you will be taxed on the difference between the sale price and the exercise price. If you did pay tax at exercise, then you will be taxed on the difference between the sale price and the sum of the exercise price and the amount subject to taxation as compensation in-kind at the time of exercise. The capital gains realized will probably be taxed at the rate of 12.5%. In the unlikely event that you have a "qualified" shareholding (you hold more than 2% of the voting rights or more than 5% of the outstanding shares), then you will have to pay capital gains tax at a rate of 27%.

        If you sell a "non-qualified" shareholding, as defined above, you may also elect to be taxed under one of two alternative tax regimes, described below, which are designed to preserve the anonymity of the securities owner. To be eligible for either of these methods, you must obtain stock certificates and deposit them with an authorized broker resident of Italy.

        Administrative Savings Method.    Under the administered savings method, you deposit shares with an authorized broker, but retain the right to make investment decisions. The gain is calculated using the same method described above for the sale of non-qualified shareholdings. Losses from the sale of the shareholdings may be subtracted from the related gain and, where losses exceed gains, the difference can be carried forward for the next four years. Under the administered savings method, it is the broker, not you, who pays the tax at the time of the transaction, so that capital gain is not included in your annual tax return.

        Managed Savings Method.    Under the managed savings method, you deposit securities with an authorized broker and leave the administration and the decisions concerning the investment of the securities to the authorized broker. In this case, the 12.5% flat withholding tax is levied on the net result of the investment portfolio at the end of the year. The net result is calculated as the difference between the value of the portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. The broker pays the tax at the end of the year, and it is not included in your annual tax return.

        Withholding and Reporting.    Your employer is not required to report and withhold income tax or social insurance contributions on the exercise of the new option where the fair market value exemption is available (i.e., where the exercise price is equal to the fair market value of the underlying stock on the date of grant as determined under Italian tax law). You will be responsible for paying the tax arising on the exercise of the new options (if any) and upon the sale of the shares received upon exercise.

Tax Residents of Japan

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of an existing option and subsequent grant of a new option for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering cancelling their existing options and receiving a subsequent grant of new options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Cancellation of Existing Options and Subsequent Grant of New Options.    It is unlikely that you will be subject to tax as a result of the cancellation of an existing option for the right to receive a subsequent grant of a new option. However, this result is not completely certain. There is a risk that the cancellation of an existing option and the subsequent grant of a new option may be viewed under Japanese tax law as a taxable exchange, giving rise to a taxable event at the time of the exchange. Therefore, you should confirm the tax treatment of participating in the offer with your personal tax advisor.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new options, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be treated as "remuneration income" and will be taxed at your marginal tax rate, although this matter is currently the subject of litigation in the Japanese courts. Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of stock options and that they are continuously auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

        Sale of Shares.    If you acquire shares upon exercise, when you subsequently sell those shares you will be subject to tax on the difference (or spread) between the sale price and the fair market value of those shares on the date of exercise. The gain will be subject to taxation at a flat rate of 26%.

        As of January 1, 2003, if you sell the shares through a broker licensed in Japan, the tax rate will decline to 20%. Additional favorable capital gains tax treatment may apply on a temporary basis between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions. If you sell shares acquired under the 1998 Stock Plan after January 1, 2003, you should confirm the tax treatment of the gain realized upon the sale of the shares with your personal tax advisor.

        Withholding and Reporting.    Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is generally not required to withhold income tax or social security contributions when you exercise your option, unless your employer reimburses SeeBeyond for the spread, in which case, your employer will be required to withhold income tax when you exercise your option. It is your responsibility to file a tax return and to report and pay any taxes resulting from your participation in the 1998 Stock Plan.

Tax Residents of Korea

        The following is a general summary of the income tax consequences and certain other considerations of the cancellation of existing options and grant of new options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    We believe it is unlikely that you will be subject to tax as a result of the exchange of an existing option for the right to receive a new option, although this result is not completely certain.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as salary or wages and taxed at your marginal rate. The spread may also be subject to social insurance contributions.

        Sale of Shares.    If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise, unless the amount of shares (and any other company shares) sold in that year is less than the exempt amount, which is presently set at KRW2,500,000 for stock assets. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. No securities transaction tax will apply to the subsequent disposition of shares acquired under the 1998 stock plan.

        Withholding and Reporting.    Your employer may be required to withhold and report for income tax purposes when you exercise your new option or sell the shares acquired upon exercise. If your employer does not reimburse SeeBeyond for the spread at exercise, you will be responsible for reporting and paying the income tax and social insurance contribution liability, if any, that may arise.

Tax Residents of The Netherlands

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in The Netherlands. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    We do not believe that you will be subject to tax as a result of the exchange of an existing option for the right to receive a new option. Although this result is not completely certain, it is likely the exchange will be treated as a non-taxable exchange under for Dutch tax purposes. It is possible that the tender of your existing options for cancellation could trigger an additional tax liability if the tender occurs within three years of the date you accepted those options. The amount and method of calculation of such tax liability is uncertain. In addition, you may have already paid tax or be required to pay tax on the portion of your existing options that has vested. It is our understanding that the amount of any taxes paid or payable on account of the existing options would not be recoverable nor credited against any future tax you will be required to pay in connection with the new options granted to you pursuant to the terms of the offer.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    In order to defer the taxable event until the time of exercise, when you exercise your new option, you will be limited to using the cashless sell-all method of exercise. Under the cashless sell-all method of exercise, you must instruct a broker to sell all of the shares which you are entitled to receive pursuant to your new options immediately upon the exercise of your new options. The sale proceeds, less the exercise price, broker's fees and any applicable withholding taxes will be remitted to you in cash. You will not be entitled to obtain shares pursuant to this method of exercise.

        You will be subject to income tax and social insurance contributions (subject to the applicable wage ceiling) on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

        Withholding and Reporting.    Your employer is required to withhold and report wage/ income tax and social insurance contributions (subject to the applicable wage ceiling) at the time of exercise. You will be responsible for paying the difference, if any, between the actual tax liability and the amount withheld by your employer. You must also report the taxable benefit on your personal tax return.

Tax Residents of New Zealand

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in New Zealand. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

        Sale of Shares.    Because there is no general capital gains tax in New Zealand, you generally will not be subject to capital gains tax when you sell the shares after exercising your new option. However, income tax is imposed on gains from the sale of shares where the shares were purchased for the purpose of selling or otherwise disposing of them. If you sell shares within a short period of time after exercising your new option, you may be subject to tax on any gain realized. On the other hand, if you hold the shares for a year or more, you are more likely to successfully assert that you had an investment motive in acquiring the shares and should not be subject to tax on any gain realized. While there is some uncertainty regarding exactly how any taxable gain is measured for tax purposes, it is likely that the gain will be measured as the difference between the fair market value at exercise and the sale price.

        Withholding and Reporting.    Your employer is not required to report or withhold income tax when you exercise your new option. It is your responsibility to report and pay any taxes resulting from the exercise of your new option and the sale of your shares.

Tax Residents of Singapore

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You should not be subject to tax as a result of the exchange of existing options for the right to receive new options because the options to be cancelled are underwater and you will therefore have realized no economic gain. However, there is a risk that the Inland Revenue Authority of Singapore (the "IRAS") may view the exchange as a taxable "release," in which case you will be subject to tax on the market value of the existing options at the time of the "release" (i.e., the market value of the underlying shares when the existing options are cancelled). In practice, the IRAS is likely to disregard the "release" of the options and simply tax the new options when you exercise them.

        Grant of New Option.    You may also be subject to tax when the new options are granted to you on the value of such options if the new options are considered to be obtained by reason of the "release"

of an existing right. However, assuming you are not taxed at the time of the grant of the new options, you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price when you exercise the new options (unless you are eligible for an exemption or deferral as discussed below). This difference will be taxed in the same manner and at the same rates as your compensation income. Please consult your tax advisor to determine if an exemption or deferral applies to you.

        Exercise of New Option.    Assuming you are not taxed at grant, when you exercise the new option, you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral as discussed below. If SeeBeyond's 1998 Stock Plan qualifies for the Company Employee Equity-based Remuneration Scheme ("Company EEBR") and/or the Qualified Employee Equity-based Remuneration Scheme (the "Qualified EEBR"), you may be entitled to favorable tax treatment upon the exercise of your options. Specifically, if the 1998 Stock Plan qualifies for the Company EEBR Scheme, you will be exempt from tax on the first S$2,000 of your option spread and, thereafter, you will only be subject to tax on 75% of the remaining option spread. However, this exemption is limited to S$1 million of such gains accruing over a 10-year period commencing in the year you first enjoy the benefits of the tax exemptions under the Company EEBR Scheme. In addition, if the 1998 Stock Plan qualifies under the Qualified EEBR Scheme and if you meet certain criteria, you may apply to the IRAS for a deferral on the payment of tax due at exercise subject to an interest charge. If the 1998 Stock Plan also qualifies under the Company EEBR Scheme, you may apply for a deferral of the tax due on the non-exempt portion of the option spread.

        Sale of Shares.    Singapore does not impose a capital gains tax. Unless you are engaged in the business of buying and selling securities, you will not be subject to tax when you subsequently sell the shares acquired upon the exercise of the new option.

        Withholding and Reporting.    Your employer is not required to withhold income tax or Central Provident Fund Contributions on the grant or exercise of your new option. Your employer will report the exercise of the new option and provide you with a copy of this report and it is your responsibility to file it with your income tax return. You will be responsible for paying any tax liability upon exercise of the new option or upon the end of the deferral period, if applicable.

        If you are a foreign employee (not a Singapore national or a permanent resident of Singapore) working in Singapore, you should be aware that, due to a recent change in the tax laws, you will be deemed to exercise all of your unforfeited options issued on or after January 1, 2003 (both vested and unvested) at the time you terminate your employment or leave Singapore. The taxable amount will be the difference between the market price of the underlying shares one month before the termination of your employment and the exercise price. If the amount of the tax payable at the time you actually exercise your options is less than the tax paid at the time of termination of your employment, you may make a request to the IRAS for a refund of the difference. It is possible that this new law will apply to the new options that may be granted to you under the terms of this offer.

        Reporting Requirements.    If you are a director, associate director or shadow director of a Singapore subsidiary of SeeBeyond, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary in writing when you receive an interest (e.g., options, shares) in SeeBeyond or any related companies. In addition, you must notify the Singapore subsidiary when you sell shares of SeeBeyond or any related company (including when you sell shares acquired under the 1998 Stock Plan). These notifications must be made within two days of acquiring or disposing of any interest in SeeBeyond or any related company. In addition, a notification must be made of your interests in SeeBeyond or any related company within two days of becoming a director.

Tax Residents of Spain

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Spain. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax and social insurance contributions (subject to the applicable wage ceiling) on the difference between the fair market value of the shares on the date of exercise and the exercise price (or "spread"). The spread will likely be considered compensation in-kind subject to payment on account.

        Notwithstanding the above, the first €3,005.06 per 12-month period (but not to exceed €6,010.12 over the last five years) of the spread at exercise will not be taxable provided you hold the shares for at least three years after exercise and certain conditions are met, including that you hold the shares for at least three years after exercise, that you and your close relatives do not own more than 5% of SeeBeyond's capital, and that options are awarded to a majority of full-time employees of SeeBeyond. If you dispose of the shares prior to the expiration of the three-year period, the spread at exercise will be taxable to you and it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. (Please note that this exemption is scheduled to be increased to €12,000 per year effective January 1, 2003.) If you dispose of your stock prior to the expiration of the three-year period, the spread at exercise will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the option was exercised. Please confer with your tax advisor to determine if this exemption is available to you.

        Sale of Shares.    If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares on the difference between the sale price and the exercise price, plus any expenses incurred (the "acquisition cost"). You should consult your tax advisor at the time of sale to determine the appropriate acquisition cost.

        If you hold the shares for one year or less, the capital gain will be taxed at the general income tax rate. If you hold the shares for more than one year, the capital gain will be taxed at a flat rate (currently 18%, although it may be reduced to 15% in 2003).

        Withholding and Reporting.    Under current laws, if the taxable spread at exercise is considered compensation in-kind, your employer will charge its portion of the payment on account obligation to you (subject to any tax exemption which may be available). Such amount will be withheld from either the spread at exercise or your salary. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.

Tax Residents of Sweden

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Sweden. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

        Grant of New Option.    You will not be subject to tax when the new option is granted to you.

        Exercise of New Option.    When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

        Sale of Shares.    If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares on the difference between the sale price and the fair market value of the shares on the date of exercise.

        Withholding and Reporting.    Your employer is required to withhold and report income tax when you exercise your new option. You will be responsible for reporting to your employer that you have exercised your option and disclosing the taxable amount. You must make this report no later than the month after exercise. You must also report the spread at exercise on your annual statement of earnings. It is your responsibility to report and pay any taxes resulting from the sale of your shares.

Tax Residents of Switzerland

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in Switzerland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You may be subject to tax as a result of the exchange of an existing option for the right to receive a new option. Specifically, you may be subject to income tax and social insurance contributions if there is a positive difference between the value any new options granted to you and the value of the existing options cancelled pursuant to the offer. Furthermore, if the existing options were already subject to tax at grant, accepting this offer and receiving a new option grant will give rise to double taxation (i.e., the tax which you paid or may be required to pay upon the grant of your existing options will not be credited against any taxes that will be payable in connection with any new options which may be granted to you). Because the tax treatment is not certain, we recommend you consult with your tax advisor before deciding whether to participate in the offer.

        Grant of New Option.    Although this result is not completely certain, you should, in general, not be subject to tax when the new option is granted to you because the exercise of your new option will be restricted to the cashless sell-all method of exercise.

        Exercise of New Option.    In order to qualify for taxation at exercise rather than at grant, the exercise of your new option will be limited to the cashless sell-all sale method of exercise. Under the cashless sell-all method of exercise, you must instruct a broker to sell all of the shares which you are entitled to receive pursuant to your new options immediately upon the exercise of your new options. The sale proceeds, less the exercise price, broker's fees and any applicable withholding taxes will be remitted to you in cash. You will not be entitled to obtain shares pursuant to this method of exercise.

        When you exercise your new options, you should be subject to income tax and social insurance contributions on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

        Please note that a new tax law regarding stock options has been proposed in Switzerland. If passed, this new law may change the tax consequences of your new options.

        Withholding and Reporting.    If you are a Swiss national or a foreign employee holding a "C" residence permit, your employer will not withhold income tax at the time of grant, vesting, exercise, or subsequent sale of shares. Your employer will withhold and pay social insurance contributions at exercise. Your employer will include your taxable income on your annual "certificate of salary" which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the "certificate of salary" to your tax return and pay any taxes resulting from the exercise of your options.

        If you are a foreign employee holding a "B" permit, or if you are an employee subject to income taxation at source, your employer will withhold and report income tax and social insurance contributions at exercise. Your employer will likewise include your taxable income on your annual "certificate of salary." Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes the exact amount of taxes based on your tax return.

        Wealth Tax.    Shares purchased upon the exercise of your new option will become part of your net wealth and may be subject to the tax on net wealth levied at the Cantonal level.

Tax Residents of the United Kingdom

        The following is a general summary of the income tax consequences and certain other considerations of the voluntary cancellation of existing options and grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

        This summary assumes that you are "resident and ordinarily resident" in the United Kingdom (as such terms are defined under U.K. law) at the time of grant of your existing options. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

        Option Exchange.    You will not be subject to tax as a result of the exchange of your existing options for the right to receive new options.

        Grant of New Option.    You will not be subject to tax when the new options are granted to you.

        Exercise of New Option.    You will be subject to income tax when you exercise your new options on the difference (or spread) between the fair market value of the underlying shares on the date of exercise and the exercise price.

        You also will be liable to pay the employees' portion of the NICs on the spread at exercise if your earnings do not already exceed the maximum limit for NIC purposes. The maximum limit is £585 per week for the U.K. tax year 6 April 2002 to 5 April 2003. Although employees' NICs are currently capped, this may not be the case when you exercise your options. For example, beginning 6 April 2003, employees will be subject to an additional uncapped 1% NIC charge.

        Sale of Shares.    If you acquire shares upon exercise, when you sell subsequently your shares, you may be subject to capital gains tax on the difference between the fair market value of the shares on the date of exercise and the sale price. Any capital gains you realize are subject to an annual personal exemption before capital gains tax is payable (currently £7,700 for the U.K. tax year 6 April 2002 to 5 April 2003). You also may be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependent upon the number of years during which shares are held and whether you continue to be employed by your employer or a related company.

        Withholding and Reporting.    Your employer will be responsible for income tax withholding under the Pay As You Earn system, or PAYE, in relation to the tax due on the spread realized on the exercise of your new options. Your employer will arrange for the payment of income tax and NICs on the spread at exercise or will withhold funds on account of income tax and NICs on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise. You will be required to pay any income tax or NIC liability to your employer at the time of exercise. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread at exercise. This will give rise to a further income tax charge (the taxable benefit will be equal to the amount of income tax that your employer will have paid on your behalf). You will be responsible for paying any taxes owed as a result of any difference between the actual tax liability and the amount withheld, as well as any taxes payable as a result of the sale of the shares.

        Your employer is also required to report the details of the exchange of options, the new option grant and any future option exercises on its annual U.K. Inland Revenue tax return and on your annual benefits return.

        In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your new options and from the sale or disposal of shares to the U.K. Inland Revenue on your annual tax return.

16.  Extension of offer; termination; amendment.

        We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

        We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

        The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing notes sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the offer or the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least 5 business days, or such longer period as may be required by the tender offer rules, remain after such change.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.  Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.  Additional information.

        This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

        1.    Our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the SEC on November 14, 2002,

        2.    Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 14, 2002,

        3.    Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002,

        4.    Our definitive proxy statement on Schedule 14A for our 2002 annual meeting of stockholders, filed with the SEC on April 9, 2002,

        5.    Our annual report on Form 10-K for our fiscal year ended December 30, 2001, filed with the SEC on February 8, 2002, and

        6.    The section entitled "Description of Registrant's Securities to be Registered" contained in our registration statement on Form 8-A filed with the SEC on April 3, 2000, as amended by the Form 8-A/A filed with the SEC on February 8, 2002; which registration statement incorporates by reference the information contained in our Registration Statement on Form S-1, as amended, filed with the SEC on February 17, 2000.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at SeeBeyond Technology Corporation, 181 West Huntington Drive, Monrovia, CA, 91016, Attention: James Thomson, or telephoning at (626) 408-3111.

        As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

        The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.  Financial statements.

        Attached as Schedule B to this offer to exchange are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 30, 2001, filed with the SEC on February 8, 2002, and our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002, filed with the SEC on November 14, 2002. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.  Miscellaneous.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SEEBEYOND TECHNOLOGY CORPORATION

November 18, 2002

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SEEBEYOND TECHNOLOGY CORPORATION

        The executive officers and directors of SeeBeyond Technology Corporation and their positions and offices as of November 18, 2002, are set forth in the following table:

Name	Position and Offices Held
James T. Demetriades	Chief Executive Officer, Founder and Director
Raymond J. Lane	Chairman of the Board
Paul J. Hoffman	President, Americas
Kathleen M. Mitchell	Senior Vice President, Marketing and Business Development
Barry J. Plaga	Senior Vice President, Finance, Chief Financial Officer
Alex Demetriades	Senior Vice President, Products
Reed Henry	Senior Vice President, Alliances, Services and Support
David Bennett	Vice President and General Manager EMEA
George J. Still	Director
Steven A. Ledger	Director
Salah M. Hassanein	Director
Karl Newkirk	Director

        The address of each executive officer and director is: c/o SeeBeyond Technology Corporation, 404 East Huntington Drive, Monrovia, CA 91016.

        None of the directors or executive officers listed on this Schedule A are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF SEEBEYOND TECHNOLOGY CORPORATION

Financial Statements for the three months ended
September 30, 2002

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

SeeBeyond Technology Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

In thousands, except share and per share data	September 30, 2002	December 31, 2001
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$99,646	$47,039
Accounts receivable, net of allowances of $1,995 and $1,837 at September 30, 2002 and December 31, 2001, respectively	34,219	41,111
Prepaid expenses and other current assets	5,710	3,446

Total current assets	139,575	91,596
Property and equipment, net	16,014	12,399
Related party receivable	—	366
Goodwill	1,378	1,123
Other assets	1,291	280

Total assets	$158,258	$105,764

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$9,345	$8,671
Accrued compensation and related expenses	12,396	15,087
Accrued expenses	5,635	5,548
Deferred revenues	26,289	23,858
Lease line payable — current portion	542	542

Total current liabilities	54,207	53,706
Lease line payable	869	1,412

Total liabilities	55,076	55,118
Stockholders' equity:
Preferred stock, $.0001 par value — 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2002 and December 31, 2001	—	—
Common stock, $.0001 par value — 200,000,000 shares authorized; 83,498,624 and 74,750,485 shares issued and outstanding as of September 30, 2002 and December 31, 2001, respectively	8	7
Additional paid-in capital	218,777	157,750
Deferred stock compensation	(420)	(3,432)
Accumulated other comprehensive loss	(360)	(1,183)
Accumulated deficit	(114,823)	(102,496)

Total stockholders' equity	103,182	50,646

Total liabilities and stockholders' equity	$158,258	$105,764

The accompanying notes are an integral part of these financial statements.

SeeBeyond Technology Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except per share data
	2002	2001	2002	2001
Revenues:
License (net of amortization of warrants of $0 and $0 and $0 and $1,116 for the three months and nine months ended September 30, 2002 and 2001, respectively.)	$13,427	$21,497	$48,765	$85,148
Services	11,825	13,467	32,530	39,739
Maintenance	10,450	8,142	28,959	20,712

Total revenues	35,702	43,106	110,254	145,599
Cost of revenues:
License	707	370	1,896	1,467
Services (exclusive of stock-based compensation of $27 and $64 and $103 and $231 for the three months and nine months ended September 30, 2002 and 2001, respectively.)	10,111	10,538	27,112	33,841
Maintenance	1,943	1,365	5,638	3,441

Total cost of revenues	12,761	12,273	34,646	38,749

Gross profit	22,941	30,833	75,608	106,850

Operating expenses:
Research and development (exclusive of stock-based compensation $31 and $72 and $117 and $259 for the three months and nine months ended September 30, 2002 and 2001, respectively.)	8,980	7,520	24,744	21,545
Sales and marketing (exclusive of stock-based compensation of $98 and $242 and $379 and $873 for the three months and nine months ended September 30, 2002 and 2001, respectively.)	17,689	21,435	49,295	78,770
General and administrative (exclusive of stock-based compensation $13 and $31 and $50 and $110 for the three months and nine months ended September 30, 2002 and 2001, respectively.)	4,624	4,967	13,665	16,659
Restructuring charges	—	3,426	—	3,426
Amortization of goodwill	—	95	—	223
Amortization of sales and marketing warrants	(56)	980	344	3,845
Amortization of stock-based compensation	169	409	649	1,473

Total operating expenses	31,406	38,832	88,697	125,941

Loss from operations	(8,465)	(7,999)	(13,089)	(19,091)
Other income (expense):
Interest, net	336	223	868	339

Loss before income tax provision	(8,129)	(7,776)	(12,221)	(18,752)
Provision for income tax	27	11	106	262

Net loss	$(8,156)	$(7,787)	$(12,327)	$(19,014)

Basic and diluted net loss per share	$(0.10)	$(0.11)	$(0.15)	$(0.27)

Number of shares used in calculating basic and diluted net loss per share	83,494	71,650	81,861	70,937

The accompanying notes are an integral part of these financial statements.

SeeBeyond Technology Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In thousands
	2002	2001
Cash flows from operating activities:
Net loss	$(12,327)	$(19,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of fixed assets	—	144
Depreciation and amortization	4,269	3,662
Provision for doubtful accounts receivable	354	468
Amortization of goodwill	—	223
Amortization of sales and marketing warrants	344	3,845
Amortization of other warrants	—	1,116
Amortization of stock-based compensation	649	1,473
Changes in assets and liabilities:
Accounts receivable	6,538	(3,707)
Prepaid expenses and other current assets	(2,264)	(1,347)
Accounts payable	674	(4,514)
Accrued compensation and related expenses	(2,604)	8,132
Deferred revenues	2,431	2,658

Net cash used in operating activities	(1,936)	(6,861)
Cash flows from investing activities:
Purchases of property and equipment	(7,883)	(7,511)
Payments to acquire companies, net of cash acquired	(255)	(95)
Related party receivable	366	(500)
Other	(1,011)	986

Net cash used in investing activities	(8,783)	(7,120)
Cash flows from financing activities:
Net (repayments) borrowings on bank lines of credit	(543)	5,554
Proceeds from issuance of common stock pursuant to secondary public offering, net	59,012	—
Proceeds from issuance of common stock pursuant to employee stock option plan	3,471	4,236
Proceeds from issuance of common stock pursuant to employee stock purchase plan	563	2,650

Net cash provided by financing activities	62,503	12,440
Effect of exchange rate changes on cash and cash equivalents	823	(989)

Net increase (decrease) in cash and cash equivalents	52,607	(2,530)
Cash and cash equivalents at beginning of the period	47,039	29,428

Cash and cash equivalents at end of the period	$99,646	$26,898

The accompanying notes are an integral part of these financial statements.

SeeBeyond Technology Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Note 1.    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by SeeBeyond Technology Corporation (the "Company" or "SeeBeyond") in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company, and its results of operations and cash flows. These condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and notes as of and for the year ended December 31, 2001 included in the Company's Form 10-K filed with the Securities and Exchange Commission on February 8, 2002.

        The results of operations for the three and nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002 or any other interim period, and the Company makes no representations related thereto.

        The consolidated financial statements include the account of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2.    Revenue Recognition

        The Company recognizes revenue when an agreement has been signed by both parties or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the fees are fixed or determinable, collection of the resulting receivable is probable and no other significant obligations remain. For multiple element arrangements where vendor-specific objective evidence of fair value exists for all undelivered elements, we account for the delivered elements in accordance with the "residual method" prescribed by Statement of Position 98-9. Vendor-specific objective evidence of fair value is based on the price a customer is required to pay when the element is sold separately. The Company enters into arrangements with end users, which may include the sale of licenses of software, maintenance and services under the arrangement or various combinations of each element, including the sale of such elements separately.

        For multi-element arrangements, each element of the arrangement is analyzed and the Company allocates a portion of the total fee under the arrangement to the undelivered elements, primarily services and maintenance, using vendor-specific objective evidence of fair value of the element and the remaining portion of the fee is allocated to the delivered elements (i.e. generally the software license), regardless of any separate prices stated within the contract for each element, under the residual method prescribed by SOP 98-9. Vendor-specific objective evidence of fair value is based on the price the customer is required to pay when the element is sold separately (i.e. hourly rates charged for consulting services when sold separately from a software license and the renewal rate for maintenance arrangements). Each license agreement offers additional maintenance renewal periods at a stated price. If vendor-specific objective evidence of fair value does not exist for the undelivered elements, all revenue is deferred and recognized ratably over the service period if the undelivered element is services, or over the period the maintenance is provided if the undelivered element is maintenance, or until sufficient objective evidence exists or all elements have been delivered.

        License Revenues:    Amounts allocated to license revenues under the residual method are recognized at the time of delivery of the software when vendor specific objective evidence of fair value exists for the undelivered elements, if any, and all the other revenue recognition criteria discussed above have been met.

        Services Revenues:    Revenues from services are comprised of consulting and implementation services and, to a limited extent, training. Services are generally sold on a time-and-materials or fixed fee basis and include a range of services including installation of off-the-shelf software, data conversion and building non-complex interfaces to allow the software to operate in customized environments. Services are generally separable from the other elements under the arrangement since the performance of the services are not essential to the functionality (i.e. do not involve significant production, modification or customization of the software or building complex interfaces) of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues for services are recognized as the services are performed. Training services are sold either on a per student basis or per class and are recognized as classes are attended.

        Maintenance Revenues:    Maintenance revenues consist primarily of fees for providing unspecified software upgrades on a when-and-if-available basis and technical support over a specified term, which is typically twelve months. Maintenance revenues are typically paid in advance and are recognized on a straight-line basis over the specified term.

        Revenues on sales made by alliance partners are generally recognized upon shipment of the software to the end user, if all other revenue recognition criteria noted above are met. Under limited arrangements with certain distributors, when all the revenue recognition criteria have been met upon delivery of the product to the distributor, revenues are recognized at that time. The Company does not offer a right of return on its products.

Note 3.    Recently Issued Accounting Pronouncements

        In November 2001, the Financial Accounting Standards Board ("FASB") issued an announcement on the topic of "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," which was subsequently incorporated in Emerging Issues Task Force ("EITF") No. 01-14. EITF No. 01-14 requires companies to characterize reimbursements received for out-of-pocket expenses as revenues in the statement of operations. Historically, the Company has netted reimbursements received for out-of-pocket expenses against the related expenses in the accompanying condensed consolidated statements of operations. Reimbursable out-of-pocket expenses reclassified as service revenues were approximately $806,000 and $1,011,000 for the three months ended September 30, 2002 and 2001, respectively, and approximately $2,003,000 and $3,724,000 for the nine months ended September 30, 2002 and 2001, respectively.

        In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets" which were adopted by the Company on January 1, 2002. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and changes the criteria to recognize intangible assets apart from goodwill. Under SFAS No. 142 goodwill and indefinite lived intangible assets are no longer amortized but reviewed annually, or more frequently if impairment indicators arise, for impairment. The impact of adoption of the new standards has not had a material impact on the results of operations or financial position of the Company.

        In October 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets, including discontinued operations. The Company adopted

SFAS No. 144 on January 1, 2002 and the adoption did not have a material impact on the Company's results of operations and financial position.

Note 4.    Operations by Reportable Segments and Geographic Area

        SeeBeyond has developed a comprehensive solution for business integration, enabling the seamless flow of information across systems applications and enterprises in real-time, on a global basis. The Company operates in one industry segment, which is the development and marketing of a comprehensive solution for business integration where all key integration technologies, including application-to-application, business-to-business and business process management, are seamlessly integrated.

        Revenues and long-lived assets by geographic area were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
North America	$22,066	$29,083	$72,098	$98,671
Europe	10,372	10,326	28,869	35,747
Pacific Rim	3,264	3,697	9,287	11,181

Total revenues	$35,702	$43,106	$110,254	$145,599

	September 30, 2002	December 31, 2001
Long-lived assets:
North America	$15,853	$11,520
Europe	1,905	2,382
Pacific Rim	925	266

Total long-lived assets	$18,683	$14,168

        No single customer accounted for more than 10% of the Company's net revenues during the three months or nine months ended September 30, 2002 and 2001.

Note 5.    Computation of Net Loss Per Share

        Basic net loss per share is computed on the basis of the weighted average number of common shares outstanding. Diluted net loss per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock warrants and outstanding stock options using the "treasury stock" method.

        The following table sets forth the components of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net loss	$(8,156)	$(7,787)	$(12,327)	$(19,014)

Weighted average outstanding shares of common stock used to compute basic net loss per share	83,494	71,650	81,861	70,937
Dilutive effect of:
Stock warrants	—	—	—	—
Employee stock options	—	—	—	—

Common stock and common stock equivalents	83,494	71,650	81,861	70,937

Basic and diluted net loss per share:	$(0.10)	$(0.11)	$(0.15)	$(0.27)

        Options to purchase 20,782,726 and 16,321,863 shares of common stock were outstanding as of September 30, 2002 and 2001, respectively, but were not included in the calculations of diluted net loss per share because their effect would be antidilutive. Common stock warrants to purchase 650,000 shares were not included in the calculations of diluted net loss per share because their effect would be antidilutive.

Note 6.    Commitments, Contingencies and Debt

Bank Line of Credit and Lease Line Payable

        In November 2000, the Company established a $15.0 million line of credit facility (the "Line") with a lending institution that bears interest at an annual rate of either prime plus 0.5% or the London InterBank Offered Rate ("LIBOR") rate plus 2.50% (payable monthly) and was to expire May 31, 2002. In October 2001, the Company amended the Line to extend the expiration date through May 31, 2003. As of September 30, 2002, $7.9 million was available under the Line and there were no borrowings outstanding. The Company may use up to $5.0 million of the Line to issue letters of credit. As of September 30, 2002, $1.4 million was available for the issuance of letters of credit. The Line is secured by intellectual property rights, accounts receivable and certain other assets and is subject to certain borrowing base restrictions. The Line was amended effective June 30, 2002 to adjust the financial covenant requirements. In connection with the amendment a requirement to maintain a certain minimum cash balance at the lending institution was implemented as a condition to borrow against the Line.

        In addition to the Line, the Company has a $2.0 million equipment line (the "Lease Line") with the same lending institution providing the Line. The Lease Line bears interest at an annual rate of either prime plus 0.75%, or the LIBOR rate plus 2.75% (payable monthly) and expires on November 30, 2004. The rate at September 30, 2002 was 5.5%. The Company was allowed to draw against the Lease Line through November 30, 2001. Interest is payable monthly and principal is payable in 36 monthly installments commencing in December 2001. As of September 30, 2002, there was $1.4 million outstanding under the Lease Line and is secured by certain assets of the Company.

Legal Proceedings

        Beginning on July 3, 2002, several purported class action shareholder complaints were filed in the United States District Court for the Central District of California against the Company and several of our officers and directors. The actions are purportedly brought on behalf of purchasers of common stock of SeeBeyond Technology Corporation between December 10, 2001 and April 22, 2002 and between April 23, 2001 and April 22, 2002. The actions generally allege that during the class periods, defendants made false statements about SeeBeyond's operating results and business, while concealing material information. The plaintiffs seek unspecified monetary damages. The Company believes these lawsuits are without merit and intends to defend against them vigorously.

        The Company is party to claims and suits brought against it in the ordinary course of business. In the opinion of management, such claims should not have any material adverse effect upon the results of operation, cash flows or the financial position of the Company.

        On September 5, 2002, a derivative lawsuit was filed by a purported Company shareholder in the Superior Court of California for the County of Los Angeles (the "Wardlow Complaint"). The Wardlow Complaint names certain of the Company's present and former officers and directors as defendants. The Company has also been named as a nominal defendant in the Wardlow Complaint. The principal allegation of the Wardlow Complaint is that the defendants breached their fiduciary duties to the Company through the dissemination of allegedly misleading and inaccurate information and other allegations.

Note 7.    Comprehensive Loss

        The Company accounts for comprehensive loss using SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, refers to revenues, expenses, gains and losses that are not included in net income (loss) but rather are recorded directly in stockholders' equity.

        Total comprehensive loss was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net loss	$(8,156)	$(7,787)	$(12,327)	$(19,014)
Foreign translation adjustment	(245)	(419)	823	(989)

Comprehensive loss	$(8,401)	$(8,206)	$(11,504)	$(20,003)

Note 8.    Stockholders' Equity

Secondary Public Offering

        In February 2002, the Company completed a public offering of 6,572,623 shares of common stock at $9.57 per share and realized proceeds, net of underwriting discounts, commissions and issuance costs, of approximately $59.0 million.

Common Stock Warrants

        In January 2002, a strategic alliance partner of the Company exercised its warrant and converted its right to purchase 1,200,000 shares of common stock at $5.33 per share into 666,337 shares of common stock of the Company.

        In March 2002, a warrant agreement between another strategic alliance partner and the Company was cancelled and all rights under the warrant agreement, including all fully vested shares were forfeited.

Note 9.    Related Party Transactions

        On August 15, 2001 the Company provided one of its executive officers with a loan of $500,000 pursuant to a promissory note with an annual interest rate of 8.5% that was repayable to the Company on February 15, 2002. The promissory note was subsequently amended in February 2002 to reflect a June 16, 2002 repayment date. As of September 30, 2002, a partial payment in the amount of $79,000 has been applied against the loan balance outstanding. The loan balance amounting to approximately $481,000 including interest is included in prepaid expenses and other current assets as of September 30, 2002.

        On January 2, 2002, the Company provided one of its executive officers, who is also a significant stockholder, with a loan of $2.0 million pursuant to a promissory note with an annual interest rate of 8.5%. This loan was repaid in full on February 28, 2002.

        At December 31, 2001, the Company had a receivable of $366,000 representing an amount due from one of its executive officers, who is also a significant stockholder, related to certain life insurance premiums paid on behalf of the officer / stockholder. The amount due to the Company was paid in full in March 2002.

        During the three months and nine months ended September 30, 2002, the Company recorded approximately $0 and $209,000, respectively, in consulting and referral fees payable to EDS. An affiliate of EDS was a member of the Company's Board of Directors through September 9, 2002. EDS is also a stockholder of the Company. In May 2000, EDS purchased 1,200,000 shares in a private placement concurrent with the Company's initial public offering at $12.00 per share, the same price paid by investors in the public offering. The Company also issued a warrant to EDS in January 2000 to purchase 1,200,000 shares of its common stock at $6.67 per share. The warrant, which was fully vested and exercisable as to 1,200,000 shares, expired on July 31, 2002 without being exercised.

SCHEDULE B

FINANCIAL STATEMENTS
OF SEEBEYOND TECHNOLOGY CORPORATION

Financial Statements for the year ended
December 31, 2001

SEEBEYOND TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	December 31,
	2001	2000
Assets:
Current assets:
Cash and cash equivalents	$47,039	$29,428
Accounts receivable, net of allowances of $1,837 and $1,127 at December 31, 2001 and December 31, 2000, respectively	41,111	40,856
Prepaid expenses and other current assets	3,446	2,368

Total current assets	91,596	72,652
Property and equipment, net	12,399	10,062
Related party receivable	366	422
Goodwill	1,123	—
Other assets	280	1,822

Total assets	$105,764	$84,958

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$8,671	$13,664
Accrued compensation and related expenses	9,906	6,673
Accrued expenses	10,729	8,525
Deferred revenues	23,858	19,657
Equipment line payable—current portion	542	—

Total current liabilities	53,706	48,519
Equipment line payable	1,412	400

Total liabilities	55,118	48,919
Stockholders' equity:
Preferred stock, $.0001 par value—10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2001 and 2000	—	—
Common stock, $.0001 par value—200,000,000 shares authorized; 74,750,485 and 69,678,315 shares issued and outstanding as of December 31, 2001 and 2000, respectively	7	6
Additional paid-in capital	157,750	130,135
Deferred stock compensation	(3,432)	(8,623)
Accumulated other comprehensive loss	(1,183)	(416)
Accumulated deficit	(102,496)	(85,063)

Total stockholders' equity	50,646	36,039

Total liabilities and stockholders' equity	$105,764	$84,958

The accompanying notes are an integral part of these financial statements.

SEEBEYOND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Years Ended December 31,
	2001	2000	1999
Revenues:
License (net of warrant amortization of $1,116 in 2001)	$109,628	$65,403	$24,051
Services	47,013	33,144	20,268
Maintenance	29,302	16,205	9,055
Other	—	—	1,797

Total revenues	185,943	114,752	55,171
Costs and expenses:
Costs of license revenues	2,004	569	690
Costs of services revenues (exclusive of stock-based compensation of $284 in 2001, $604 in 2000 and $157 in 1999)	38,746	29,084	20,904
Costs of maintenance revenues	5,207	3,275	2,368
Cost of other revenues	—	—	1,219
Research and development (exclusive of stock-based compensation of $319 in 2001, $667 in 2000 and $112 in 1999)	29,224	19,175	11,990
Sales and marketing (exclusive of stock-based compensation of $1,076 in 2001, $2,262 in 2000 and $1,390 in 1999)	95,507	76,689	28,652
General and administrative (exclusive of stock-based compensation of $136 in 2001, $345 in 2000 and $49 in 1999)	21,208	17,231	12,176
Restructuring charges	3,426	—	—
Amortization of goodwill	319	—	—
Amortization of sales and marketing warrants	5,892	6,798	814
Amortization of stock-based compensation	1,815	3,878	1,708

Total costs and expenses	203,348	156,699	80,521

Loss from operations	(17,405)	(41,947)	(25,350)
Interest and other income	608	1,657	165
Interest expense	(173)	(1,680)	(680)

Loss before income tax provision	(16,970)	(41,970)	(25,865)
Provision for income tax	463	—	—

Net loss	(17,433)	(41,970)	(25,865)
Accretion on preferred stock	—	769	2,410

Net loss available to common stockholders	$(17,433)	$(42,739)	$(28,275)

Basic and diluted net loss per share	$(0.24)	$(0.69)	$(0.62)

Number of shares used in calculating basic and diluted net loss per share	71,346	61,909	45,954

The accompanying notes are an integral part of these financial statements.

SEEBEYOND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(In Thousands)

	Common Stock				Accumulated Other Comprehensive Loss		Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital	Deferred Stock Compensation		Accumulated Deficit
	Shares	Amount
Balance as of January 1, 1999	43,755	4	6,762		(52)	(14,049)	(7,335)
Components of comprehensive loss							—
Net loss	—	—	—	—	—	(25,865)	(25,865)
Foreign currency translation adjustment	—	—	—	—	(185)	—	(185)

Total comprehensive loss							(26,050)
Issuance of common stock	2,703	—	4,074	—	—	—	4,074
Issuance of common stock warrants	—	—	3,944	(3,256)	—	—	688
Amortization of common stock warrants	—	—	—	814	—	—	814
Deferred stock compensation related to stock options	—	—	4,645	(4,645)	—	—	—
Amortization of deferred stock compensation	—	—	—	1,708	—	—	1,708
Accretion on preferred stock	—	—	—	—	—	(2,410)	(2,410)
Issuance of common stock pursuant to employee stock option plan	73	—	90	—	—	—	90

Balance as of December 31, 1999	46,531	4	19,515	(5,379)	(237)	(42,324)	(28,421)
Components of comprehensive loss
Net loss	—	—	—	—	—	(41,970)	(41,970)
Foreign currency translation adjustment	—	—	—	—	(179)	—	(179)

Total comprehensive loss	—	—	—	—			(42,149)
Issuance of common stock pursuant to initial public offering and concurrent offer, net of issuance costs including underwriters discount of $5,854	5,800	1	63,745	—	—	—	63,746
Conversion of convertible preferred stock in connection with initial public offering	13,972	1	25,449	—	—	—	25,450
Issuance of common stock pursuant to employee stock option plan	3,068	—	4,396	—	—	—	4,396
Issuance of common stock pursuant to employee stock purchase plan	307	—	3,110	—	—	—	3,110
Issuance of common stock warrants	—	—	10,107	(10,107)	—	—	—
Deferred stock compensation related to options	—	—	3,813	(3,813)	—	—	—
Amortization of common stock warrants	—	—	—	6,798	—	—	6,798
Amortization of deferred stock compensation	—	—	—	3,878	—	—	3,878
Accretion on preferred stock	—	—	—	—	—	(769)	(769)

Balance as of December 31, 2000	69,678	6	130,135	(8,623)	(416)	(85,063)	36,039
Components of comprehensive loss
Net loss	—	—	—	—	—	(17,433)	(17,433)
Foreign currency translation adjustment	—	—	—	—	(767)	—	(767)

Total comprehensive loss							(18,200)
Issuance of common stock pursuant to acquisition of subsidiary	35	—	735	—	—	—	735
Issuance of common stock, net of issuance costs	2,574	1	14,853	—	—	—	14,854
Issuance of common stock pursuant to employee stock option plan	1,807	—	4,724	—	—	—	4,724
Issuance of common stock pursuant to employee stock purchase plan	430	—	3,614	—	—	—	3,614
Issuance of common stock warrants	—	—	3,689	(3,689)	—	—	—
Issuance of common stock pursuant to warrant exercises	226	—	—	—	—	—	—
Amortization of common stock warrants	—	—	—	7,065	—	—	7,065
Amortization of deferred stock compensation	—	—	—	1,815	—	—	1,815

Balance as of December 31, 2001	74,750	$7	$157,750	$(3,432)	$(1,183)	$(102,496)	$50,646

The accompanying notes are an integral part of these financial statements.

SEEBEYOND TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2001	2000	1999
	(In Thousands)
Cash flows from operating activities:
Net loss	$(17,433)	$(41,970)	$(25,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of fixed assets	144	—	—
Depreciation and amortization	5,157	3,028	1,863
Provision for doubtful accounts receivable	721	72	685
Amortization of goodwill	319	—	—
Amortization of sales and marketing warrants	5,892	6,798	814
Amortization of other warrants	1,116	—	—
Amortization of bank warrant	57	—	—
Amortization of stock-based compensation	1,815	3,878	1,708
Changes in assets and liabilities:
Accounts receivable	(360)	(22,405)	(5,734)
Prepaid expenses and other current assets	(984)	(787)	(437)
Accounts payable	(7,351)	8,670	1,252
Other accrued expenses	6,431	10,315	(398)
Deferred revenue	4,201	9,303	4,232

Net cash used in operating activities:	(275)	(23,098)	(21,880)

Cash flows from investing activities:
Purchases of property and equipment	(7,603)	(5,883)	(4,275)
Payments to acquire companies, net of cash acquired	(95)	—	—
Related party receivable	(366)	(166)	42
Other	1,971	(1,108)	(134)

Net cash used in investing activities	(6,093)	(7,157)	(4,367)

Cash flows from financing activities:
Net borrowings (repayments) on bank lines of credit	—	(3,362)	126
Proceeds from issuance of redeemable convertible preferred stock, net	—	—	10,826
Proceeds from issuance of common stock, net	14,854	—	4,074
Proceeds from issuance of common stock pursuant to initial public offering, net	—	49,646	—
Proceeds from issuance of common stock pursuant to concurrent offering, net	—	14,100	—
Proceeds from notes payable and equipment line	1,554	400	10,000
Payments on notes payable	—	(10,000)	(367)
Proceeds from issuance of common stock pursuant to employee stock ownership plan	4,724	4,396	90
Proceeds from issuance of common stock pursuant to employee stock purchase plan	3,614	3,110	—

Net cash provided by financing activities	24,746	58,290	24,749

Effect of exchange rate changes on cash and cash equivalents	(767)	(179)	(185)

Net (decrease) increase in cash and cash equivalents	17,611	27,856	(1,683)
Cash and cash equivalents at beginning of the period	29,428	1,572	3,255

Cash and cash equivalents at end of the period	$47,039	$29,428	$1,572

Supplemental cash flow disclosure:
Income taxes paid	$38	$—	$—
Interest paid	$116	$959	$530
Non-cash investing activities:
Common stock issued in connection with acquisitions	$735	$—	$—

Fair value of assets acquired (including goodwill)	$2,427	$—	$—

Fair value of liabilities assumed in acquisitions	$890	$—	$—

The accompanying notes are an integral part of these financial statements.

SEEBEYOND TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Summary of Significant Accounting Policies

The Company

        SeeBeyond Technology Corporation is a leading provider of business integration software that enables the real-time flow of information within the enterprise and among customers, suppliers and partners. The Company believes that it offers the only comprehensive business integration solution architected from a single, internally developed software code base, encompassing application-to-application integration, business-to-business integration and business process management. The Company's Business Integration Suite builds upon more than twelve years of continuous development of business integration solutions within and among enterprises.

        The Company's operations are subject to certain risks and uncertainties, including rapid technological changes, success of the Company's product marketing and product distribution strategies, the need to manage growth, the need to retain key personnel and protect intellectual property, and the availability of additional capital financing on terms acceptable to the Company.

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2000 and 1999 information to conform to the current period's presentation.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made in preparing the consolidated financial statements include the allowance for doubtful accounts, certain accrued liabilities and estimates of future cash flows developed to determine whether conditions of impairment are present.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

        Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of temporary cash investments and accounts receivable. The Company places its temporary cash investments with financial institutions. The Company's accounts receivable are derived from revenues earned from customers located primarily in the United States, Europe, Australia and Japan. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains allowances for potential credit losses. Credit losses have historically been within management's expectations. The Company generally does not require collateral or other security from its customers.

Fair Value of Financial Instruments

        The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of December 31, 2001 and 2000, the Company's short-term line of credit and equipment line payable had variable interest rates and, accordingly, the Company believes the carrying value of the short-term line of credit and equipment line approximates their fair values.

Software Development Costs

        Costs related to the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility of the product has been established, at which time such costs are capitalized, subject to expected recoverability. To date, the Company has not capitalized any development costs related to its software products since the time period between technological feasibility and general release of a product is not significant and related costs incurred during that time period have not been material.

        For software developed for internal use, certain qualifying costs incurred in the application development stage are capitalized and amortized over a period of three years.

Revenue Recognition

        In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-2, Software Revenue Recognition. SOP 97-2, as amended by SOP 98-4 "Deferral of the Effective Date of a Provision of SOP 97-2," was adopted by the company as of January 1, 1998. In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," which requires recognition of revenue using the "residual method" when (1) there is vendor-specific objective evidence of the fair values of all undelivered elements in a multiple-element arrangement that is not accounted for using long-term contract accounting, (2) vendor-specific objective evidence of fair value does not exist for one or more of the delivered elements in the arrangement, and (3) all revenue recognition criteria in SOP 97-2 other than the requirement for vendor-specific objective evidence of the fair value of each delivered element of the arrangement are satisfied.

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. SAB 101, as amended, is effective for years beginning after December 15, 1999 and was adopted in the quarter beginning October 1, 2000. SAB 101 did not have a significant effect on the Company's consolidated results of operations, financial position or cash flows.

        The Company enters into arrangements with end users, which may include the sale of licenses of software, maintenance and services under the arrangement or various combinations of each element, including the sale of such elements separately. For each arrangement, revenues are recognized when an agreement has been signed by both parties, the fees are fixed or determinable, collection of the fees is probable and delivery of the product has occurred and no other significant obligations remain.

        For multiple element arrangements, each element of the arrangement is analyzed and the Company allocates a portion of the total fee under the arrangement to the undelivered elements, primarily services and maintenance, using vendor-specific objective evidence of fair value of the element and the remaining portion of the fee is allocated to the delivered elements (i.e., generally the software license), regardless of any separate prices stated within the contract for each element, under the residual method prescribed by SOP 98-9. Vendor specific-objective evidence of fair value is based on the price the customer is required to pay when the element is sold separately (i.e., hourly rates charged for consulting services when sold separately from a software license and the renewal rate for maintenance arrangements). Each license agreement offers additional maintenance renewal periods at a stated price. If vendor-specific objective evidence of fair value does not exist for the undelivered elements, all revenue is deferred and recognized ratably over the service period if the undelivered element is services, or over the period the maintenance is provided if the undelivered element is maintenance, or until sufficient objective evidence exists or all elements have been delivered.

        License Revenues:    Amounts allocated to license revenues under the residual method are recognized at the time of delivery of the software when vendor-specific objective evidence of fair value exists for the undelivered elements, if any, and all the other revenue recognition criteria discussed above have been met.

        Services Revenues:    Revenues from services are comprised of consulting and implementation services and, to a limited extent, training. Consulting services are generally sold on a time-and-materials or fixed fee basis and include a range of services including installation of off-the-shelf software, data conversion and building non-complex interfaces to allow the software to operate in customized environments. Services are generally separable from the other elements under the arrangement since the performance of the services are not essential to the functionality (i.e., do not involve significant production, modification or customization of the software or building complex interfaces) of any other element of the transaction and are described in the contract such that the total price of the arrangement would be expected to vary as the result of the inclusion or exclusion of the services. Revenues for services are recognized as the services are performed. Training services are sold on a per student basis and are recognized as classes are attended.

        Maintenance Revenues:    Maintenance revenues consist primarily of fees for providing unspecified software upgrades on a when-and-if-available basis and technical support over a specified term, which is typically twelve months. Maintenance revenues are typically paid in advance and are recognized on a straight-line basis over the term of the contract.

        Revenues on sales made by alliance partners are generally recognized upon shipment of the software to the end user, if all other revenue recognition criteria noted above are met. Under limited arrangements with certain distributors, all the revenue recognition criteria have been met upon delivery of the product to the distributor and, accordingly, revenues are recognized at that time. The Company does not offer a right of return on its products.

Net Loss Per Share

        Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The Company has excluded all redeemable convertible preferred stock, warrants and outstanding stock options from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented.

Pro Forma Net Loss Per Share (unaudited)

        Pro forma net loss per share for the years ended December 31, 2000 and 1999 was computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's redeemable convertible preferred stock into shares of common stock effective upon the closing of the initial public offering in April 2000, as if such conversion had occurred on January 1, 2000 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 4,657,000 and 12,516,000 shares for the years ended December 31, 2000 and 1999, respectively. The unaudited pro forma basic and diluted net loss per share were $(0.63) and $(0.44) for the years ended December 31, 2000 and 1999, respectively. The pro forma basic and diluted weighted average shares were 66,657,000 and 58,470,000, for the years ended December 31, 2000 and 1999, respectively.

Income Taxes

        The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

Advertising Expense

        The cost of advertising is expensed as incurred. The Company incurred approximately $0.8 million, $2.4 million and $0.2 million in advertising costs during 2001, 2000 and 1999, respectively.

Long-lived Assets

        The Company reviews for impairment long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which undiscounted net cash flows can be attributable to long-lived assets.

Goodwill

        Goodwill acquired in purchase transactions prior to July 1, 2001 is amortized on a straight-line method over the estimated useful life of the assets over three years. Amortization expense was $319,000 for the year ended December 31, 2001. Pursuant to SFAS No. 141 effective January 1, 2002 goodwill will no longer be amortized and will be subject to periodic impairment reviews.

Comprehensive Loss

        The Company accounts for comprehensive loss using Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive loss, as defined therein, refers to revenues, expenses, gains and losses that are not included in net loss but rather are recorded directly in stockholders' equity.

Foreign Currency Translation

        The functional currency for the Company's foreign operations is the local currency. Foreign currency financial statements are converted into United States dollars by translating asset and liability accounts at the current exchange rate at year-end and statement of operations accounts at the average exchange rate for the year, with the resulting translation adjustment reflected in accumulated other comprehensive income (loss) in stockholders' equity (deficit). Realized and unrealized transaction gains and losses, other than intercompany debt deemed to be of a long-term nature, are included in operations in the period they occur.

Stock-Based Compensation

        The Company accounts for its stock-based compensation arrangements in accordance with the provisions of SFAS No. 123 "Accounting for Stock-based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Recently Issued Accounting Pronouncements

        In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company is required to adopt SFAS No. 144 on January 1, 2002 and does not expect the adoption to have a material impact on our results of operations, financial position or cash flows.

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combination initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142 goodwill and intangible assets with indefinite lives are no longer amortized but reviewed annually, or more frequently if impairment indicators arise, for impairment. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. The Company is required to adopt SFAS No. 142 effective January 1, 2002 with respect to goodwill and intangible assets acquired prior to July 1, 2001.

Note 2. Property and Equipment

        Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives or the lease term of the assets: computer equipment, three years; office furniture and equipment, five years; leasehold improvements, through the lesser of useful life or life of the lease. Property and equipment, stated at cost, was as follows (in thousands):

	As of December 31,
	2001	2000
Computer equipment (hardware and software)	$15,637	$12,178
Office furniture and equipment	5,548	3,543
Leasehold improvements	3,126	1,265

Total cost of property and equipment	24,311	16,986
Less accumulated depreciation and amortization	(11,912)	(6,924)

Property and equipment, net	$12,399	$10,062

        Depreciation and amortization expense for the years ended December 31, 2001, 2000 and 1999 was approximately $5.2 million, $3.0 million and $1.9 million, respectively.

Note 3. Operations by Reportable Segments and Geographic Area

        The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's Chief Executive Officer ("CEO") is considered to be the chief operating decision maker. The CEO reviews financial information presented on a consolidated basis similar to the consolidated financial statements. Therefore, the Company has concluded that it operates primarily in one industry segment and, accordingly, has provided enterprise-wide disclosures.

        The Company maintains operations in North America and fourteen countries in Europe and the Pacific Rim including: United Kingdom, Germany, France, Belgium, Italy, Australia and Japan. Information about the Company's operations in North America and international territories for the years ended December 31, 2001, 2000 and 1999 are presented below.

        Revenues and long-lived assets by geographic area were as follows (in thousands):

	December 31,
	2001	2000	1999
Revenues:
North America	$122,394	$85,261	$40,223
Europe	48,441	21,921	12,406
Pacific Rim	15,108	7,570	2,542

Total revenues	$185,943	$114,752	$55,171

	December 31,
	2001	2000
Long-lived assets:
North America	$11,520	$9,468
Europe	2,382	2,605
Pacific Rim	266	233

Total long-lived assets	$14,168	$12,306

        No single customer accounted for more than 10% of the Company's revenues during the years ended December 31, 2001, 2000 and 1999. Included in revenues from operations in Europe are approximately $31.4 million, $13.7 million and $5.4 million of revenues from the Company's operations in the United Kingdom and approximately $6.9 million, $3.6 million and $5.8 million of revenues from the Company's operations in Germany, for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 4. Computation of Net Loss Per Share

        The following table sets forth the computations of basic and diluted net loss per share for the years indicated (in thousands, except per share data):

	Years Ended December 31,
	2001	2000	1999
Numerator:
Net loss	$(17,433)	$(41,970)	$(25,865)
Accretion of preferred stock	—	769	2,410

Net loss available to common stockholders	$(17,433)	$(42,739)	$(28,275)

Denominator:
Denominator for basic and diluted net loss per share weighted average shares outstanding	71,346	61,909	45,954

Basic and diluted net loss per share	$(0.24)	$(0.69)	$(0.62)

        Options to purchase 17,623,971, 14,872,876 and 12,525,921 shares of common stock were outstanding as of December 31, 2001, 2000 and 1999, respectively, but were not included in the calculations of diluted net loss per share because their effect would be antidilutive. Redeemable convertible preferred stock was not included in the calculations of diluted net loss per share in 1999 because its effect would be antidilutive. There was no convertible preferred stock outstanding as of December 31, 2001 and 2000. Warrants to purchase shares of common stock were not included in the calculations of diluted net loss per share because their effect would be antidilutive.

Note 5. Income Taxes

        The components of the provision for income taxes are as follows (in thousands):

	Years Ended December 31,
	2001	2000	1999
Federal:
Current	$—	$—	$—
Deferred	—	—	—

Total federal	—	—	—
State:
Current	116	—	—
Deferred	—	—	—

Total state	116	—	—
Foreign:
Current	347	—	—
Deferred	—	—	—

Total foreign	347	—	—

Income tax provision	$463	$—	$—

        The provision for income taxes differs from the amount obtained by applying the federal statutory income tax rate for the following reasons:

	2001	2000	1999
Tax benefit computed at the statutory federal rate	(34)%	(34)%	(34)%
Change in valuation allowance	29	34	30
State taxes, net of federal benefit	(3)	(6)	(5)
Non-deductible expense	2	1	—
Foreign taxes	2	—	—
Foreign losses not benefited	7	5	9

Income tax provision	3%	—%	—%

        The components of the Company's deferred tax assets/liabilities as of December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Deferred tax liabilities:
Tax over book depreciation	$(443)	$(288)

Total deferred Tax liabilities	(443)	(288)
Deferred tax assets:
Net operating loss carryforwards	35,627	28,077
Accrued liabilities and deferred revenue	1,803	2,215
Allowance for doubtful accounts	622	402
Warrant compensation expense	5,715	3,067
Tax credit carryforwards	5,119	2,507
Other	689	72

Total deferred tax assets	49,575	36,340

Valuation allowance	(49,132)	(36,052)

Net deferred taxes	$—	$—

        The valuation allowance increased by approximately $13.1 million and $21.6 million in 2001 and 2000, respectively. Approximately $7.4 million of the valuation allowance relates to stock option compensation deductions incurred in our net operating loss carryforwards. If and when the Company reduces any portion of the valuation allowance related to stock option compensation deduction, the benefit will be added to stockholders' equity, rather than being shown as a reduction of future income tax expense.

        Loss before the provision for income taxes of the Company's foreign operations amounted to approximately $3.3 million, $5.7 million and $5.4 million, respectively, for the years ended December 31, 2001, 2000 and 1999.

        As of December 31, 2001, the Company had net operating loss ("NOL") carryforwards for federal and state purposes of approximately $76.8 million and $47.4 million, respectively, expiring through 2021 for federal and 2011 for state. The Company also had federal and state research and development credit carryforwards of approximately $2.6 million and $2.4 million, respectively, which expire through 2021. The realization of the benefits of the NOLs and tax credits is dependent on sufficient taxable income in future years. The United States tax laws contain provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events including a significant change in ownership interest. The Company has recorded a valuation allowance against its otherwise recognizable deferred tax assets.

Note 6. Commitments, Contingencies and Debt

Bank Line of Credit and Notes Payable

        In November 2000, the Company established a $15.0 million line of credit facility (the "Line") with a lending institution that bears interest at an annual rate of either prime plus 0.5% or the London

InterBank Offered Rate ("LIBOR") rate plus 2.50% (payable monthly) and was to expire May 31, 2002. In October 2001, the Company amended the Line to extend the expiration date through May 31, 2003. As of December 31, 2001, $9.3 million was available under the Line and there were no borrowings outstanding. The Company may use up to $5.0 million of the Line to issue letters of credit. As of December 31, 2001, $2.8 million was available for the issuance of letters of credit. The Line is secured by intellectual property rights, accounts receivable and certain other assets and is subject to certain borrowing base restrictions. The Line requires maintenance of certain financial covenants pertaining to key financial ratios.

        In October of 2001, the Company's $3.0 million equipment line (the "Equipment Line") with the same lending institution providing the Line was amended, reducing the maximum amount available for borrowing under the Equipment Line to $2.0 million. The Equipment Line bears interest at an annual rate of either prime plus 0.75%, or the LIBOR rate plus 2.75% (payable monthly) and expires on November 30, 2004. The rate at December 31, 2001 was 5.5%. The Company could draw against the Equipment Line through November 30, 2001. Interest is payable monthly and principal is payable in 36 monthly installments commencing in December 2001. As of December 31, 2001, there was $2.0 million outstanding under the Equipment Line. The Equipment Line is secured by certain assets of the Company.

Lease Obligations

        The Company leases office facilities, computers and office equipment under non-cancelable operating lease agreements with third parties expiring through 2013. The Company leases, from a related party, a 4,000-square-foot office facility under a non-cancelable operating lease agreement expiring in December 2002. The Company also leases certain storage space and computer and office equipment under month-to-month leases.

        Future minimum payments, by year and in the aggregate, on non-cancelable operating leases with initial terms of one year or more, consisted of the following at December 31, 2001 (in thousands):

Operating Leases

	Related Party	3rd Party Leases	Total
Year ended December 31,
2002	$51	$9,092	$9,143
2003	—	6,447	6,447
2004	—	4,580	4,580
2005	—	3,765	3,765
2006	—	1,988	1,988
Thereafter	—	8,897	8,897

	$51	$34,769	$34,820

        Total rent expense was approximately $8.5 million in 2001, $7.1 million in 2000, $4.3 million in 1999 of which approximately $56,000, $58,000 and $50,000 was paid to related parties in 2001, 2000 and 1999, respectively.

Business Combinations

        In July 2001 the Company acquired SeeBeyond Nordic ApS ("Nordic"), an independent distributor of the Company's software. The Company purchased all of the outstanding capital stock of Nordic for approximately $116,000. The transaction was accounted for under the purchase method of accounting and the excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill. Results of operations of the acquisition have been included in the consolidated operating results since the date of acquisition. Proforma financial information is not presented as such amounts are not material.

        In January 2001, the Company acquired STC Software Technologies Corporation (Schweiz) AG, Zurich ("Distributor"), an independent distributor of the Company's software. The Company purchased all of the outstanding capital stock of the Distributor for approximately $885,000, excluding approximately $1.2 million of contingent consideration to be paid upon the achievement of certain operating results through June 2002. During 2001, the Company recorded an additional $538,000 in consideration leaving approximately $662,000 in consideration to be paid upon the achievement of certain operating results. The purchase price included $150,000 in cash and 35,000 shares of the Company's common stock. The transaction was accounted for under the purchase method of accounting and the excess of the purchase price over the fair value of the net assets acquired is being amortized as goodwill on a straight-line basis over a three-year period. Results of operations of the acquisition have been included in the consolidated operating results since the date of acquisition. Effective January 1, 2002, pursuant to SFAS 141, amortization will no longer be recorded and the goodwill amount will be subject to periodic impairment reviews. Proforma financial information is not presented as such amounts are not material.

Legal Proceedings

        The Company is party to routine claims and suits brought against it in the ordinary course of business. In the opinion of management, such routine claims should not have any material adverse effect upon the results of operations, cash flows or the financial position of the Company.

Note 7. Stockholders' Equity (Deficit)

Preferred Stock

        In February 2000, the Company authorized 10,000,000 shares of undesignated preferred stock, none of which was outstanding as of December 31, 2001.

Common Stock

        In February 2000, the Company increased its authorized shares of common stock to 200,000,000 and affected a three-for-two split of the Company's common stock. All shares and per share amounts have been restated for all periods presented to reflect this stock split.

Private Placement

        In December 2001, the Company completed the sale of 2,574,298 shares of common stock to purchasers in a private placement at a price of $5.83 per share and realized proceeds, net of commissions and issuance costs, of approximately $14.9 million.

Initial Public Offering

        In May 2000, the Company completed its initial public offering ("IPO") of 4,600,000 shares of common stock at $12 per share and realized proceeds, net of underwriting discounts, commissions and issuance costs, of approximately $49.6 million.

Concurrent Offering

        Concurrent with the IPO, the Company completed the sale of 1,200,000 shares of common stock to a purchaser in a private transaction (the "Concurrent Offering") at a price of $12 per share and realized proceeds, net of underwriting discounts, commissions and issuance costs, of approximately $14.1 million.

Conversion of Convertible Preferred Stock

        In May 2000, upon the completion of the Company's IPO, the outstanding shares of the Company's redeemable convertible preferred stock converted into 13,972,162 shares of common stock.

Warrant Grants

        In October 1999, the Company issued a warrant to a lending institution (the "Lender Warrant") to purchase 262,500 shares of common stock at $1.89 per share. The Lender Warrant vested immediately on the date of the grant. The fair market value of the Lender Warrant was determined using the Black-Scholes pricing model, assuming a risk free interest rate of 5.3% and a volatility factor of 0.6, resulting in an estimated fair value at the time of the grant of $4.00 per common share. In January 2001, the lending institution holding the Lender Warrant exercised the entire warrant and converted its right to purchase 262,500 shares of common stock at $1.89 per share into 225,579 shares of common stock.

        In November 1999, the Company issued a warrant to a strategic alliance partner (the "1999 Alliance Warrant") to purchase up to 1,200,000 shares of common stock at $5.33 per share. The 1999 Alliance Warrant vests contingently upon the achievement of various milestones, which include the creation of certain product marketing offerings and new customer introductions. The warrant was fully vested as of December 31, 2001 and expires in November 2003. The fair value of the 1999 Alliance Warrant was determine using the Black-Scholes pricing model, assuming a risk free interest rate of 5.3% and a volatility factor of 0.6, resulting in a fair value at the time of the grant of $5.33 per share.

        In January 2000, the Company issued a warrant (the "January 2000 Alliance Warrant") to a strategic alliance partner to purchase up to 1,200,000 shares of common stock at $6.67 per share. The January 2000 Alliance Warrant vests contingently upon the achievement of certain milestones, primarily the generation of license revenue for the Company, and expires on July 31, 2002. The fair value of the January 2000 Alliance Warrant was determined using the Black-Scholes pricing model, assuming a risk free interest rate of 5.3%, a volatility factor of 0.6 and an estimated fair value at the time of grant of $9.25 per common share. In December 2001, the Company extended the duration of the January 2000 Alliance Warrant agreement. As a result, the Company remeasured the value of the warrant and related expenses, which is reflected in the result of operations for 2001. The warrant was fully vested and exercisable as of December 31, 2001.

        In March 2000, the Company issued a warrant (the "March 2000 Alliance Warrant") to another strategic alliance partner to purchase up to 1,200,000 shares of common stock at $14.00 per share. The

March 2000 Alliance Warrant vests contingently upon the achievement of certain milestones, primarily the creation of e*Gate software market offerings and the generation of license revenue for the Company through the sale of licenses of our software products to third parties, and expires on September 22, 2002. The fair value of the March 2000 Alliance Warrant was determined using the Black-Scholes pricing model, assuming a risk free interest rate of 5.3%, a volatility factor of 0.6 and an estimated fair value at the time of grant of $11.08 per common share.

        The November 1999, January 2000 and the March 2000 Alliance Warrants contain a significant disincentive for non-performance, and, accordingly, the fair value of these warrants was measured at the date of grant in accordance with Emerging Issues Task Force No. 96-18.

        In March 2001, the Company entered into a four-year co-marketing agreement with a strategic marketing partner and issued a warrant to purchase 625,000 shares of common stock at an exercise price of $11.34 per share. The warrant expires in March 2006 and 175,000 shares under the warrant were exercisable immediately. The remaining 450,000 shares subject to the warrant are performance based and shall vest and become exercisable over the 36-month period following the issuance of the warrant provided the warrant holder has achieved various milestones related to providing certain sales and marketing support. The immediately exercisable portion of the warrant was valued as of the date of issuance and was charged against revenues generated from a concurrent license sale to this strategic marketing partner. The vesting of the remaining shares subject to the warrant is not contingent upon future sales of licenses of our products to the marketing partner. The unvested portion of the warrant was valued as of the date of issuance and is being amortized as a charge to operating expense over the term of the co-marketing agreement. The value of the unvested portion of the warrant will be adjusted in each reporting period based on changes in the fair value of the warrants until such date as the warrants are fully vested. As of December 31, 2001, 262,500 shares subject to the warrant were fully vested. In connection with the December 2001 private placement of 2,574,298 shares of the Company's common stock, the exercise price of this warrant was adjusted to $5.83 per share, pursuant to the original agreement. Accordingly, the fair value of the warrant and related warrant expense was remeasured using the new exercise price.

        In October 2001, the Company issued a warrant (the "bank warrant") to a bank to purchase up to 25,000 shares of common stock at an exercise price of $4.39 per share and vested immediately. The warrant expires in October 2004 and is fully vested and exercisable.

Employee Stock Purchase Plan

        In February 2000, the Board of Directors approved the Company's 2000 Employee Stock Purchase Plan (the "ESPP"). The ESPP became effective on April 28, 2000. A total of 2,250,000 shares of common stock were initially available for issuance under the ESPP. The number of shares of common stock available for issuance under the ESPP will be increased on the first day of each calendar year during the term of the ESPP to 2,250,000 shares of common stock.

        The ESPP, which is intended to qualify under Section 423 of the IRS Code, will be implemented by a series of overlapping offering periods of 24 months duration, with new offering periods, other than the first offering period, commencing on or about May 16 and November 16 of each year. Each offering period will consist of four consecutive purchase periods of approximately six months duration, and at the end of each offering period, an automatic purchase will be made for participants. The initial offering period commenced on April 28, 2000 and will end on May 15, 2002; the initial purchase period began on April 28, 2000 and ended on November 15, 2000. Participants generally may not purchase more than 1,500 shares in any calendar year or stock having a value measured at the beginning of the offering period greater than $25,000 in any calendar year.

        The purchase price per share will be 85% of the lower of (1) the fair market value of our common stock on the purchase date and (2) the fair market value of a share of our common stock on the last trading day before the offering date.

Option Plan

        In July 1998, the Board of Directors of the Company adopted the 1998 Stock Option Plan (the "Plan"), which replaced the 1997 Stock Option Plan (the "1997 Plan") as to future grants. Under the Plan, stock options may be granted to employees, directors and consultants of the Company. At December 31, 2001, there were options to purchase 2,258,302 shares of common stock that were available for grant under the Plan. Options previously granted that are forfeited will be added to options available for grant under the Plan. The Stock Plan currently provides for automatic annual increases on January 1st of each year beginning January 1, 2001 equal to the lesser of:

  •
  6,000,000 shares;

  •
  5.0% of the outstanding shares on such date; or

  •
  an amount determined by our board of directors.

        The exercise price of options granted under the Plan may not be less than fair market value of the common stock at the time of grant with respect to incentive stock options and not less than 85% of the fair market value with respect to nonstatutory options. Options granted under the Plan carry a maximum term of 10 years from the date of grant and typically vest and become exercisable at the rate of at least 25% per year from the date of grant.

        Activity of the Plan for the last three years was as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price
Balance as of January 1, 1999	7,993,841	$1.24
Granted	6,901,088	$2.59
Cancelled	(2,296,070)	$1.29
Exercised	(72,938)	$1.24

Balance as of December 31, 1999	12,525,921	$1.98
Granted	5,994,953	$12.13
Cancelled	(580,222)	$4.84
Exercised	(3,067,776)	$1.43

Balance as of December 31, 2000	14,872,876	$5.94
Granted	7,969,909	$6.49
Cancelled	(3,411,387)	$8.31
Exercised	(1,807,427)	$2.60

Balance as of December 31, 2001	17,623,971	$6.08

Information regarding stock options outstanding as of December 31, 2001 was as follows:

Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life (Years)
Price Range	Number of Shares (In Thousands)		Weighted Average Exercise Price	Number of Shares (In Thousands)	Weighted Average Exercise Price
$0.0300 to $1.3700	2,741	6.25	$1.25	2,316	$1.25
$1.4500 to $1.5100	554	8.61	$1.48	174	$1.48
$1.6700 to $1.6700	1,946	7.37	$1.67	625	$1.67
$1.7000 to $2.6700	414	7.68	$2.64	160	$2.67
$3.0100 to $3.3400	1,849	8.72	$3.34	36	$3.33
$3.4400 to $5.3300	1,794	8.08	$4.50	729	$4.28
$5.4700 to $6.6700	1,727	9.16	$6.13	161	$6.67
$6.9300 to $7.5000	2,584	9.03	$7.49	35	$7.50
$7.5200 to $8.5000	454	9.23	$8.30	18	$8.34
$8.6250 to $31.6875	3,561	8.55	$14.20	789	$14.47

        Options exercisable under the Plan were approximately 5,042,000, 3,967,000 and 4,096,500, as of December 31, 2001, 2000 and 1999, respectively.

Fair Value Disclosure

        The weighted average exercise prices and fair market value of stock options granted using the Black-Scholes option pricing model were as follows:

	2001		2000		1999
	Fair Value	Exercise Price	Fair Value	Exercise Price	Fair Value	Exercise Price
Exercise price equals market value of stock at date of grant	$3.72	$6.49	$7.47	$13.28	$0.74	$3.22
Exercise price exceeds market value of stock at date of grant	—	—	$6.02	$12.00	—	—
Exercise price was less than market value of stock at date of grant	—	—	$6.38	$7.43	$1.10	$2.36

        Pro forma information regarding net loss and net loss per share is required by SFAS No. 123. Had compensation expense for the years ended December 31, 2001, 2000 and 1999 been determined based on the fair value at the grant dates as prescribed by SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below (in thousands, except for net loss per share).

	Years Ended December 31,
	2001	2000	1999
Net loss, as reported	$(17,433)	$(41,970)	$(25,865)
Pro forma net loss	(26,645)	(45,293)	(27,151)
Pro forma net loss available to common stockholders	(26,645)	(46,062)	(29,561)
Pro forma basic and diluted net loss per share	$(0.37)	$(0.74)	$(0.51)

        The Company estimated the fair value of options granted in the years ended December 31, 2001, 2000 and 1999 using the Black-Scholes option-pricing model with the following assumptions:

	Stock Option Plans
				ESPP Plan 2001
	2001	2000	1999
Expected lives (in years)	5	5	5	0.5
Risk-free interest rate	3.5%	5.3%	5.3%	3.5%
Dividend yield	0%	0%	0%	0%
Expected volatility	65%	60%	0%	65%

        These pro forma amounts may not be representative of the effects on pro forma disclosures in future years as options vest over several years and additional grants are generally made every year. Prior to the Company's initial public offering, the Company used the minimum value method (it assumed a zero volatility) as allowed under SFAS 123.

Reserved for Future Issuance

        As of December 31, 2001, the Company had reserved the following shares of authorized but unissued common stock for future issuance:

Stock option plans	19,882,273
Stock purchase plan	1,820,134
Common stock warrants	4,250,000

25,952,407

Deferred Stock-based Compensation

        When the exercise price of an employee stock option is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and amortized to expense in accordance with the aggregation methodology prescribed by the Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the individual option grants which is generally four years.

        During the years ended December 31, 2000 and 1999, in connection with the grant of certain stock options, the Company recorded total deferred stock compensation of approximately $8.5 million, representing the difference between the exercise price of the option and the estimated fair value of the Company's common stock on the date of grant. Amortization of deferred stock compensation was approximately $1.8 million, $3.9 million and $1.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 8. 401(K) Plan

        The Company has a 401(K) plan covering substantially all of its eligible employees. Under this plan, employees may defer up to 15% of their pre-tax salary, subject to statutory limits. The Company contributes an amount equal to 50% of each participant's elective contribution, up to 4% of compensation. On January 1, 2000, the Company modified the Plan to provide for company matching contributions equal to 50% of each participant's elective contribution, up to 8% of compensation. The Company's matching contributions to the plan were approximately $1.5 million, $1.0 million and $0.3 million during the years ended December 2001, 2000 and 1999, respectively.

Note 9. Restructuring Charge

        In September 2001, the Company recorded a restructuring charge of $3.4 million for employee termination benefits and related costs. At December 31, 2001 approximately $400,000 remain in accrued expenses. These restructuring charges were taken to align the Company's cost structure with changing market conditions. The restructuring resulted in headcount reductions of approximately 228 employees, which was made up of 56% sales and marketing staff, 15% professional services staff, 19% general and administrative staff and 10% research and development staff.

Note 10. Related Party Transactions

        During the year ended December 31, 2001, the Company made a loan in the amount of $2.0 million to one of its executive officers who is also a stockholder. The loan bore interest at rate of 8.5% and was fully repaid as of December 31, 2001.

        During the year ended December 31, 2001, the Company made a loan in the amount of $500,000 to one of its executive officers. The loan bears interest at a rate of 8.5% per annum and is due on February 15, 2002. The loan balance is included in prepaid expenses and other current assets as of December 31, 2001.

        At December 31, 2001, the related party receivable represents an amount due from an officer/stockholder related to certain life insurance premiums paid on behalf of the officer/stockholder.

        During the year ended December 31, 2001, the Company paid two of its alliance partners, who are also minority stockholders, an aggregate amount of approximately $3.2 million for consulting services. Such amounts are included in cost of service revenue in the accompanying statement of operations.

Note 11. Subsequent Events (unaudited)

        On January 2, 2002, the Company made a loan in the amount of $2.0 million to one of its executive officers who is also a stockholder. The loan bears interest at a rate of 8.5% per annum and is due on February 28, 2002.

        On January 29, 2002, the Company filed a Registration Statement with the Securities and Exchange Commission, which would permit the Company to sell 5,000,000 shares of the Company's common stock in connection with a secondary public offering.

        In January 2002, the 1999 Alliance Warrant was exercised and the holder converted its right to purchase 1,200,000 shares of common stock at $5.33 per share into 666,537 shares of common stock.

Note 12. Interim Financial Results (unaudited)

        The following table sets forth certain unaudited consolidated financial information for each of the four quarters for the years ended December 31, 2001 and 2000.

	Quarter Ended 2001				Quarter Ended 2000
	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
	(In thousands, except per share data)
Net revenues	$44,068	$42,095	$50,385	$49,395	$42,692	$31,292	$23,194	$17,574
Gross profit	33,136	30,833	38,240	37,777	33,184	22,480	15,907	10,253
Net income (loss)	1,581	(7,787)	(6,845)	(4,382)	(6,229)	(9,905)	(12,970)	(12,866)
Basic and diluted net earnings (loss) per share	$0.02	$(0.11)	$(0.10)	$(0.06)	$(0.09)	$(0.14)	$(0.21)	$(0.28)

        Quarterly data may not sum to the full year data reported in the Company's consolidated financial statements due to rounding.

QuickLinks

  Exhibit (a)(1)(a)
SEEBEYOND TECHNOLOGY CORPORATION Offer to Exchange Certain Outstanding Options for New Options
TABLE OF CONTENTS
SUMMARY TERM SHEET
RISKS OF PARTICIPATING IN THE OFFER
Economic Risks
Tax-Related Risks
Business-Related Risks
THE OFFER
Tax Residents of Belgium
Tax Residents of Canada
Tax Residents of France
Tax Residents of Germany
Tax Residents of Italy
Tax Residents of Japan
Tax Residents of Korea
Tax Residents of The Netherlands
Tax Residents of New Zealand
Tax Residents of Singapore
Tax Residents of Spain
Tax Residents of Sweden
Tax Residents of Switzerland
Tax Residents of the United Kingdom
SCHEDULE A INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF SEEBEYOND TECHNOLOGY CORPORATION
SCHEDULE B FINANCIAL STATEMENTS OF SEEBEYOND TECHNOLOGY CORPORATION
Financial Statements for the three months ended September 30, 2002
PART I—FINANCIAL INFORMATION
Item 1. Financial Statements
SCHEDULE B FINANCIAL STATEMENTS OF SEEBEYOND TECHNOLOGY CORPORATION
Financial Statements for the year ended December 31, 2001
SEEBEYOND TECHNOLOGY CORPORATION CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Data)
SEEBEYOND TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Data)
SEEBEYOND TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (In Thousands)
SEEBEYOND TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
SEEBEYOND TECHNOLOGY CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Operating Leases